Exhibit 10.4
TERM LOAN AND SECURITY AGREEMENT
dated as of February 28, 2011
by and among
DIVERSICARE AFTON OAKS, LLC, DIVERSICARE BRIARCLIFF, LLC,
DIVERSICARE CHISOLM, LLC, and DIVERSICARE HARTFORD, LLC,
collectively, Borrower
and
THE PRIVATEBANK AND TRUST COMPANY,
as Administrative Agent for the Lenders
and
The Financial Institutions Parties Hereto as the Lenders

TERM LOAN AND SECURITY AGREEMENT
     This TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of February 28, 2011, is by and among DIVERICARE AFTON OAKS, LLC, DIVERSICARE BRIARCLIFF, LLC, DIVERSICARE CHISOLM, LLC and DIVERSICARE HARTFORD, LLC, each a Delaware limited liability company (individually and collectively, the “Borrower”), THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation in its individual capacity (“PrivateBank”), and the other financial institutions parties hereto (together with PrivateBank, the “Lenders”), and THE PRIVATEBANK AND TRUST COMPANY, an Illinois banking corporation in its capacity as administrative agent for the Lenders (together with its successors and assigns, the “Administrative Agent”).
RECITALS
     WHEREAS, Diversicare Leasing Corp., a Tennessee corporation (“Pledgor”), legally and beneficially owns or controls all of the issued and outstanding Stock of each Borrower;
     WHEREAS, the Borrower has requested that the Lenders provide the Borrower with a certain term loan;
     WHEREAS, in connection with this Agreement, certain Affiliates of the Borrower are entering into that certain Amended and Restated Revolving Loan and Security Agreement to be dated of even date herewith by and among such Affiliates of the Borrower, the Lenders and Administrative Agent (as the same may be amended, supplemented or modified from time to time, the “Revolving Loan Agreement”); and
     WHEREAS, the Lenders are willing to make such term loan to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of the term loan to be made to or for the benefit of the Borrower by the Lenders, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:
     1. DEFINITIONS.
          1.1 General Terms. When used herein, the following terms shall have the following meanings:
     “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by any Lender for the account of Borrower or its Subsidiaries.
     “Administrative Agent” means The PrivateBank and Trust Company, an Illinois banking corporation, in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, all shareholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.
     “Affiliated Revolving Borrowers” means each of the entities identified on Schedule 1 attached hereto.
     “Affiliate Revolving Loan Financing Agreement” means each “Financing Agreement” as defined in the Revolving Loan Agreement, as any of the same may be restated, modified, supplemented or amended from time to time.
     “Affiliate Revolving Loan Liabilities” means the “Liabilities” as defined in the Revolving Loan Agreement.
     “Agreement” means this Term Loan and Security Agreement as the same may be restated, modified, supplemented or amended from time to time.
     “Allocable Amount” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
     “Applicable Libor Margin” means, with respect to Libor Loans, an amount equal to four hundred fifty (450) basis points.
     “Appraisal” means a complete, self-contained appraisal of the Property performed in accordance with FIRREA and the Administrative Agent’s appraisal requirements by an independent appraiser MAI licensed in the state in which the Property is located and selected and retained by the Administrative Agent.
     “Assignment Agreement” shall have the meaning ascribed to such term in Section 12.15 hereof.
     “Assignment of Rents and Leases” means each of those certain Assignment of Rents and Leases dated of even date herewith made by Borrower in favor of the Administrative Agent, with respect to each parcel of Property, respectively, in form and substance reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented, and modified from time to time.
     “Bank Product” means (a) any of the following financial accommodations extended to Borrower or its Subsidiaries by any Lender: (i) ACH Transactions, (ii) cash and treasury management, including controlled disbursement, accounts or services, or (iii) any transaction under or pursuant to any Hedging Agreement, and (b) any other service or facility extended to the Borrower by any Lender or any Affiliate of such Lender including: (i) credit cards, (ii) credit card processing services, (iii) debit cards, or (iv) purchase cards; provided that consistent with

Section 8.9 hereof the Deposit Accounts specified therein shall be maintained with PrivateBank and not any other Lender.
     “Bank Product Agreements” means those agreements entered into from time to time by Borrower or its Subsidiaries with any Lender in connection with the obtaining of any of the Bank Products.
     “Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to Lenders pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.
     “Base Rate” means, solely with respect to Sections 2.7(b), 3.2, 3.6 and 3.7 hereof, the greater of (a) the corporate base rate of interest per annum identified from time to time by the Administrative Agent, as its base or prime rate, which rate shall not necessarily be the lowest rate of interest which the Administrative Agent charges its customers, and (b) the greater of (i) two percent (2.0%) per annum, and (ii) the Libor Rate as in effect immediately before such time as the Libor Base Rate became unavailable. Any change in the Base Rate shall be effective as of the effective date of such change.
     “Base Rate Loan” means a Loan that bears interest at an interest rate based upon the Base Rate, solely with respect to Sections 2.7(b), 3.2, 3.6 and 3.7 hereof.
     “Blocked Persons List” shall have the meaning ascribed to such term in Section 7.29 hereof.
     “Borrower Agent” means Diversicare Management Services Co., a Tennessee corporation.
     “Borrower Cash Management Program” means the business practice of Guarantor and Borrowers whereby cash receipts for Guarantor, Borrowers and the Affiliated Revolving Borrowers are transferred/swept into a central concentration account and all cash disbursements are funded by transfers from such central concentration account.
     “Business Day” means (a) with respect to any borrowing, payment or rate selection of Libor Loans, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.
     “Capitalized Lease Obligations” means any amount payable with respect to any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, which either (a) is required by GAAP to be reflected as a liability on the face of the balance sheet of the lessee thereunder, or (b) based on actual circumstances existing and ascertainable, either at the commencement of the term of such lease or at any subsequent time at which any property becomes subject thereto, can reasonably be anticipated to impose on such lessee substantially the same economic risks and burdens, having regard to such lessee’s obligations and the lessor’s rights thereunder both during and at the termination of such lease, as would be imposed on such lessee by any lease which is required to be so reflected or by the ownership of the leased property. For avoidance of doubt, prepaid leases shall not be deemed “Capital Lease Obligations” except to the extent required under GAAP.
     “Capmark” means Capmark Finance Inc., a California corporation.
     “Cash Cost of Self-Insured Professional and General Liability” means the total cash expenditures associated with professional and general liability related settlements, legal fees and administration costs for all facilities owned or leased by the Borrower. For purposes of measuring the Cash Cost of Self-Insured Professional and General Liability for individual facilities or groups of facilities, these amounts shall be allocated on the basis of licensed beds of the facility or group of facilities in relation to the total number of licensed beds for all facilities owned or leased by the Borrower.
     “CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.
     “Certificates” shall have the meaning ascribed to such term in Section 5.1(e)(7) hereof.
     “CHAMPUS” means the Civilian Health and Medical Program of the Uniformed Service, a part of TRICARE, a medical benefits program supervised by the U.S. Department of Defense.
     “Closing Date” means February 28, 2011.
     “Closing Fee” shall have the meaning ascribed to such term in Section 2.16 hereof.
     “CMS” means the Centers for Medicare and Medicaid Services of HHS and any Person succeeding to the functions thereof.
     “Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.
     “Commercial Leases” means the collective reference to all Leases other than admission agreements or residency agreements.
     “Commitment” means the Term Loan Commitment.
     “Compliance Certificate” shall have the meaning ascribed to such term in Section 8.1(c) hereof.
     “CON” shall have the meaning ascribed to such term in Section 10.2 hereof.
     “Credit Party” means each Borrower, the Guarantor, and each other Person that is or becomes primarily or secondarily liable for the Liabilities, whether as a principal, surety, guarantor, endorser or otherwise.
     “Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Commitments shall terminate pursuant to Section 11.2 hereof, or (iii)

such other date as is mutually agreed in writing between the Borrower and the Administrative Agent.
     “Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.
     “Default Rate” shall have the meaning ascribed to such term in Section 2.7(a) hereof.
     “Defaulting Lender” means any Lender that (a) has failed to fund its portion of the Loan required to be funded by it hereunder at Closing, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Deposit Accounts” means any deposit, securities, operating, lockbox, blocked or cash collateral account, together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.
     “Duly Authorized Officer” means the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer and the Assistant Secretary of the Borrower.
     “Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement of even date herewith made by the Borrower in favor of the Administrative Agent, in form and substance acceptable to the Administrative Agent, as the same may be amended or modified from time to time.
     “Environmental Laws” means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.
     “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.
     “Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.
     “ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.
     “Event of Default” shall have the meaning ascribed to such term in Section 11.1 hereof.
     “Existing Lender Refinancing” means the refinancing of all Indebtedness owed to Capmark from the proceeds of the Term Loan.
     “Facility” or “Facilities” shall mean any one or more of the skilled nursing homes or facilities located on the Property as further identified on Schedule 1.1(a).
     “Fee Letter” means that certain letter agreement dated February 28, 2011 by and between PrivateBank and Borrower, pursuant to which, among other things, the arrangement relating to compensation for certain services rendered by the Administrative Agent is set forth (together with any similar letter from Administrative Agent to the Lenders regarding their respective share of any particular fee payable by Borrower).
     “Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, landlord waivers, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, assignments, collateral assignments, interest rate protection agreements, reimbursement agreements, contracts, notices, leases, subordination and attornment agreement, collateral assignments of key man life insurance policies, financing statements and all other written matter (including, without limitation, this Agreement, the Term Loan Notes, the Mortgages, the Assignment of Rents and Leases, the Environmental Indemnity Agreement, the Subordination of Management Agreements, the Guaranty, the Pledge Agreement, the Certificates, the Fee Letter, each Hedging Agreement and any other Bank Product Agreement), in each case evidencing, securing or relating to the Loan and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate, or any other Person, and delivered to or in favor of the Administrative Agent or any Lender, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.
     “FIRREA” means the Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.
     “Fiscal Quarter” means the three (3) month period ending on March 31, June 30, September 30 and December 31 of each calendar year.
     “Fiscal Year” means the twelve (12) month period commencing on January 1 and ending on December 31 of each calendar year.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.
     “General Intangibles” means “general intangibles” as defined in the Code, including, without limitation, any and all general intangibles, choses in action, causes of action, rights to the payment of money (other than Accounts), and all other intangible personal property of the Borrower of every kind and nature wherever located and whether currently owned or hereafter acquired by the Borrower (other than Accounts), including, without limitation, corporate or other business records, inventions, designs, patents, patent applications, service marks, service mark applications, trademark applications, brand names, trade names, trademarks and all goodwill symbolized thereby and relating thereto, trade styles, trade secrets, registrations, domain names, websites, computer software, advertising materials, distributions on certificated and uncertificated securities, investment property, securities entitlements, goodwill, operational manuals, product formulas for industrial processes, blueprints, drawings, copyrights, copyright applications, rights and benefits under contracts, licenses, license agreements, permits, approvals, authorizations which are associated with the operation of the Borrower’s business and granted by any Person, franchises, customer lists, deposit accounts, tax refunds, tax refund claims, and any letters of credit, guarantee claims, security interests or other security held by or granted to the Borrower to secure payment by an Account Debtor of any of Borrower’s Accounts, and, to the maximum extent permitted by applicable Law, any recoveries or amounts received in connection with any litigation or settlement of any litigation.
     “Governing Documents” shall have the meaning ascribed to such term in Section 9.14 hereof.
     “Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority to operate the Locations.
     “Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other government and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

     “Guarantor” means Advocat Inc., a Delaware corporation in its capacity as the guarantor pursuant to the Guaranty or as otherwise provided in this Agreement.
     “Guaranty” means that certain Guaranty of even date herewith by Guarantor in favor of the Administrative Agent, as the same may be amended, restated, reaffirmed, modified or supplemented from time to time.
     “Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.
     “Healthcare Laws” means all applicable Laws relating to the possession, control, warehousing, marketing, sale and distribution of pharmaceuticals, the operation of medical or senior housing facilities (such as, but not limited to, nursing homes, skilled nursing facilities, rehabilitation hospitals, intermediate care facilities, assisted living and adult care facilities), patient healthcare, patient healthcare information, patient abuse, the quality and adequacy of medical care, rate setting, equipment, personnel, operating policies, fee splitting, including, without limitation, (a) all federal and state fraud and abuse laws, including, but not limited to the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(6)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.); (b) TRICARE; (c) CHAMPUS, (d) Medicare; (e) Medicaid; (f) HIPAA; (g) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (h) all laws, policies, procedures, permits, requirements, certifications, and regulations pursuant to which licenses, approvals and accreditation certificates are issued in order to operate medical, senior housing facilities, assisted living facilities, or skilled nursing facilities; and (i) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (a) through (i) as may be amended from time to time.
     “Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices, in each case in form and substance satisfactory to the Administrative Agent, as the same may be amended or modified from time to time; provided, Borrower will only enter into any such Hedging Agreement with PrivateBank and no other bank or financial institution.
     “HHS” means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
     “HUD” means the United States Department of Housing and Urban Development and any successor thereto.
     “HUD Financing” means an Indebtedness of a Borrower or Borrowers that is insured by HUD under one of its programs for HUD insured loans for long term care facilities, including a

HUD insured loan under Section 223(f) for senior housing facilities and Section 232 for nursing home and assisted living facilities of the National Housing Act, and any refinancing, refunding, extension or renewal thereof, and which Indebtedness is to be secured by the assets and properties owned or held by such Borrower or Borrowers, including the Facility or Facilities owned and operated by such Borrower or Borrowers.
     “Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money, (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all Capitalized Lease Obligations of such Person and obligations or liabilities created or arising under conditional sale or other title retention agreement with respect to property used and/or acquired by Borrower even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, (d) all unfunded pension fund obligations and liabilities, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) deferred and/or accrued taxes and all unfunded pension fund obligations and liabilities, (h) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, described in clauses (a) through (h), and (i) all Bank Product Obligations of such Person.
     “Indemnified Parties” shall have the meaning ascribed to such term in Section 12.16 hereof.
     “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).
     “Inventory” means “inventory” as defined in the Code, including, without limitation, any and all inventory and goods of the Borrower, wheresoever located, whether now owned or hereafter acquired by the Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work-in-process or supplies, and all materials used or consumed in the Borrower’s business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Borrower.
     “Joint Liability Payment” shall have the meaning ascribed to such term in Section 12.21(g) hereof.
     “Laws” means, collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction and Healthcare Laws and Environmental Laws, now or hereafter in effect, and in each case as amended or supplemented from time to time.
     “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Borrower holds any leased real property (including, without limitation, the Commercial Leases and Operating Leases).
     “Lender Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Liabilities” means any and all of each of the Borrower’s liabilities, obligations and Indebtedness to the Lenders and the Administrative Agent of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, payments of or for principal, interest, default interest, reimbursement obligations, interest rate hedging obligations fees, costs, expenses, and/or indemnification, and obligations of performance, and the Closing Fee, the Prepayment Premium, and all Bank Product Obligations, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all of each Borrower’s Indebtedness, liabilities and obligations to the Lenders and the Administrative Agent under this Agreement (whether relating to the Loan or otherwise and including, without limitation, all of each Borrower’s Bank Product Obligations) or each Hedging Agreement and any and all other Financing Agreements to which Borrower is a party, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.
     “Libor Base Rate” means a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant Libor Loan and for a period equal to the Libor Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Libor Interest Period (or three (3) Business Days prior to the commencement of such Libor Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by the Administrative Agent in its sole discretion) or, if the Bloomberg Financial Markets system or another authoritative source is not available, as the Libor Base Rate is otherwise determined by the Administrative Agent in its sole and absolute discretion, divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), such rate to remain fixed for such Libor Interest Period. The Administrative Agent’s determination of the Libor Base Rate shall be conclusive, absent manifest error.
     “Libor Interest Period” means, with respect to any Libor Loan, successive one (1) month periods, provided, however, that: (a) each Libor Interest Period occurring after the initial Libor Interest Period of any Libor Loan shall commence on the day on which the preceding Libor Interest Period for such Libor Loan expires, with interest for such day to be calculated at the Libor Rate in effect for the new Libor Interest Period; (b) whenever the last day of any Libor Interest Period would otherwise occur on a day other than a Business Day, the last day of such Libor Interest Period shall be extended to occur on the next succeeding Business Day; (c) whenever the first day of any Libor Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Libor Interest Period terminates, such Libor Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Libor Interest Period shall terminate on the first Business Day of the following month, provided, further, that so long as the Libor Rollover remains in effect, all subsequent Libor Interest Periods shall terminate on the date of the month numerically corresponding to the date on which the initial Libor Interest Period commenced; and (D) if at any time the Libor Interest Period for a Libor Loan expires less than one month before the Stated Maturity Date, such Libor Loan shall automatically renew at the then current Libor Rate for a Libor Interest Period terminating on the Stated Maturity Date.
     “Libor Loan” means a Loan which bears interest at a Libor Rate.
     “Libor Rate” means, with respect to a Libor Loan for the relevant Libor Interest Period, the sum of the Libor Base Rate applicable to that Libor Interest Period, plus the Applicable Libor Margin.
     “Libor Rollover” means that each Libor Loan shall automatically renew for the Libor Interest Period specified in this Agreement at the then current Libor Rate, except that a Libor Interest Period for a Libor Loan shall not automatically renew with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Libor Interest Period, and any such amounts shall bear interest at the Base Rate, until repaid.
     “Licenses” shall have the meaning ascribed to such term in Section 10.2 hereof
     “Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.
     “Loan Account” shall have the meaning ascribed to such term in Section 2.5 hereof.
     “Loan” means the Term Loan, and, if applicable, any and all other advances made by the Lenders (or, if applicable, the Administrative Agent) to the Borrower pursuant to the terms of this Agreement or any other Financing Agreement.

     “Location” or “Locations” mean one or more of the healthcare or other facilities owned by the Borrower on the Property as identified on Schedule 1.1(a) hereto.
     “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
     “Management Agreements” means, collectively, those certain Management Agreements between (i) Manager and each Borrower for the operation and management of the Facilities and (ii) Manager and Diversicare Therapy Services, LLC, for bookkeeping, accounting, payroll, billing and management of its contract therapy services.
     “Manager” means Diversicare Management Services Co.
     “Material Adverse Change” or “Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, any of the following: (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, business or properties of the Credit Parties, taken as a whole, (b) a material adverse change in, or a material adverse effect upon, the rights and remedies of the Administrative Agent or the Lenders under any Financing Agreement or the ability of the Credit Parties, taken as a whole, to perform their payment or other obligations under any Financing Agreement to which they are parties, (c) a material adverse change in, or a material adverse effect upon, the legality, validity or enforceability of any Financing Agreement, (d) a material adverse change in, or a material adverse effect upon, the existence, perfection or priority of any security interest granted in any Financing Agreement or the value of any material Collateral not resulting from any action or inaction by the Administrative Agent, or (e) any liability of the Credit Parties, or any one or more of them, in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate as a result the final adjudication of one or more violations of any Healthcare Law which remains unpaid for a period of thirty (30) days, unless such liability is being contested or appealed by appropriate proceedings and Borrower has established appropriate reserves adequate for payment in the event such appeal or contest is ultimately unsuccessful, provided further that in the event such contest or appeal is ultimately unsuccessful, the Borrower shall pay the assessment no later than the deadline set forth by the applicable agency.
     “Maximum Term Facility” means an amount equal to Twenty-Three Million and No/100 Dollars ($23,000,000.00).
     “Medicaid” mean collectively all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the health insurance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Medicare” mean collectively all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. § 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all governmental authorities, including HHS, CMS or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).
     “Mortgages” means, collectively, each of those certain Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated of even date herewith made by the Borrower, respectively, granting and conveying to the Administrative Agent for the ratable benefit of the Lenders a first mortgage Lien on that certain Property as identified on Schedule 1.1(b), as the same may be amended, restated, supplemented or modified from time to time
     “Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Non-U.S. Participant” shall have the meaning ascribed to such term in Section 3.3 hereof.
     “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, the Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of or by the Office of Foreign Asset Control, the Department of the Treasury or pursuant to any other applicable Executive Orders.
     “Operating Lease” means the collective reference to any Commercial Leases between the Borrower and any Operators, respectively, pursuant to which such Operators lease and operate each Location.
     “Operators” or “Operator” means the respective operators of the Locations, all of which are licensed under all applicable Healthcare Laws.
     “Participant” shall have the meaning ascribed to such term in Section 12.15(d) hereof.
     “Patriot Act” shall have the meaning ascribed to such term in Section 8.16 hereof.
     “PBGC” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution,

entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).
     “Plan” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Pledge Agreement” means that certain Pledge Agreement of even date herewith made by Pledgor in favor of the Administrative Agent, in form and substance reasonable satisfactory to the Administrative Agent, as the same may be modified, restated, supplemented or amended from time to time in accordance with the terms thereof.
     “Pledgor” means Diversicare Leasing Corp., a Tennessee corporation.
     “Prepayment Premium” means, with respect to prepayment of the Loan, three percent (3%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs on or prior to the first (1st) year anniversary of the Closing Date; two percent (2%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs after the first anniversary hereof and on or prior to the second (2nd) year anniversary of the Closing Date; and one percent (1%) of the amount of the outstanding principal balance of the Loan prepaid if such prepayment occurs after the second anniversary hereof and on or prior to the third (3rd) anniversary of the Closing Date; provided, for the avoidance of doubt, there will be no Prepayment Premium if any such prepayment occurs after the third (3rd) year anniversary of the Closing Date.
     “Pro Rata Share” means (a) with respect to a Lender’s obligation to make a portion of the Loan hereunder and right to receive payments of principal, interest and fees with respect to the Term Loan, the Term Loan Commitment Percentage of such Lender, and (b) for all other purposes to any Lender, the percentage obtained by dividing (i) such Lender’s then outstanding principal amount of the Loan, by (ii) the then aggregate outstanding principal amount of the Loan of all Lenders.
     “Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.
     “Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower, including the real estate identified on Schedule 1.1(b).
     “Register” shall have the meaning ascribed to such term in Section 12.15(d) hereof.
     “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
     “Released Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Releasing Parties” shall have the meaning ascribed to such term in Section 12.24 hereof.
     “Required Lenders” means, as of any date of determination, (a) if there are three (3) or fewer Lenders, Lenders holding one hundred percent (100%) of the sum of the outstanding principal balance of the Loan (and the Term Loan Commitment), or (b) if there are more than three (3) Lenders, Lenders holding sixty-six and two-thirds percent (66-2/3%) or more of the sum of the outstanding principal balance of the Loan (and the Term Loan Commitment), provided, that the commitments of, and the portion of the Liabilities held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
     “Restricted Agreements” means, collectively, each Management Agreement, Commercial Lease, agreement, document or instrument entered into in connection with (directly or indirectly) the Cash Management Program, any other agreement, document or instrument between or among the Credit Parties and any agreement, document or instrument pertaining to (directly or indirectly) any of the foregoing.
     “Restrictions” shall have the meaning ascribed to such term in Section 10.3 hereof.
     “Revolving Loan Agreement” means that certain Amended and Restated Revolving Loan and Security Agreement dated of even date herewith by and among the Affiliated Revolving Borrowers, the Lenders and the Administrative Agent, as the same may be restated, modified, supplemented or amended from time to time.
     “Service Fee” shall have the meaning ascribed to such term in Section 8.9 hereof.
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability, but shall not include incurred but not reported professional liability claims.
     “Stated Maturity Date” means February 28, 2016.
     “Stock” shall mean all certificated and uncertificated shares, options, warrants, general or limited partnership interests, membership interests or units, limited liability company interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Subordinated Debt” means any and all Indebtedness owing by the Borrower to a third party that has been subordinated to the Liabilities in writing on terms and conditions satisfactory to the Administrative Agent in its sole and absolute discretion.
     “Subordination Agreement” means, collectively, any subordination agreements entered into from time to time by holders of Subordinated Debt and the Administrative Agent, each in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion, each as the same may be modified, supplemented, amended or restated from time to time.
     “Subordination of Management Agreements” means that certain Subordination of Management Agreements of even date herewith made by the Manager in favor of the Administrative Agent, in form and substance reasonable satisfactory to the Administrative Agent, as the same may be modified, restated, supplemented or amended from time to time in accordance with the terms thereof.
     “Subsidiary” means, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner, managing member or manager or may exercise the powers of a general partner, managing member or manager.
     “Tax Code” shall have the meaning ascribed to such term in Section 7.19 hereof.
     “Taxes” shall have the meaning ascribed to such term in Section 3.3 hereof.
     “Tenant” means any tenant, resident or occupant under any Lease.
     “Term Loan” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Term Note(s)” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.
     “Term Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on Annex A hereto under the column “Term Loan Commitment

Percentage”, or, if different, in the most recent Assignment Agreement to which such Lender is a party.
     “TRICARE” means the medical program for active duty members, qualified family members, CHAMPUS eligible retirees and their family members and survivors, of all uniformed services.
     “Uniform Commercial Code” or “UCC” or “Code” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of Illinois; provided, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s Lien on the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Illinois, the term “Uniform Commercial Code” or “UCC” or “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement or the other Financing Agreements relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further that, to the extent that the Uniform Commercial Code of a particular jurisdiction is used to define a term herein or in any Financing Agreement and such term is defined differently in different Articles or Divisions of such Uniform Commercial Code, then the definition of such term contained in Article or Division 9 of such Uniform Commercial Code shall control.
     “Withholding Certificate” shall have the meaning ascribed to such term in Section 3.3 hereof.
          1.2 Interpretation.
               (1) All accounting terms used in this Agreement or the other Financing Agreements shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Financing Agreements shall be made in accordance with GAAP as in effect on the Closing Date unless Borrower and Administrative Agent shall otherwise specifically agree in writing. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Unless otherwise specified, references in this Agreement or any of the attachments hereto or appendices hereof to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all annexes, exhibits and schedules attached hereto, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such annex, exhibit or schedule.
               (2) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Financing Agreements) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Financing Agreement refers to the knowledge (or an analogous phrase) of Borrower, except as otherwise expressly provided for herein, such words are intended to signify that a Duly Authorized Officer of Borrower has actual knowledge or awareness of a particular fact or circumstance or that a prudent individual in the position of such Duly Authorized Officer of Borrower, would reasonably be expected to have known or been aware of such fact or circumstance in the course of performing his or her duties.
     2. COMMITMENT; INTEREST; FEES.
          2.1 Term Loan. On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Lender, severally and for itself alone, agrees to make such Lender’s Pro Rata Share of a term loan (the “Term Loan”) in one advance to the Borrower on the Closing Date in the aggregate amount of the Maximum Term Facility. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Lenders’ commitment hereunder to make the Term Loan is hereinafter called the “Term Loan Commitment.” The payment obligations of the Borrower to the Lenders hereunder are and shall be joint and several as provided in Section 12.21 hereof. Each Lender’s obligation to fund the Term Loan shall be limited to such Lender’s Term Loan Commitment Percentage of the Term Loan Commitment.
               (1) The advance to the Borrower under this Section 2.1 shall be deposited, in immediately available funds, in the Borrower’s demand deposit account with the Administrative Agent, or in such other account as the Borrower Agent designates in writing with the Administrative Agent’s approval.
               (2) The principal balance of the Term Loan shall be amortized over twenty-five (25) years and shall be jointly and severally repaid by Borrower in consecutive equal monthly installments as follows:

Year 1:	$380,000 ($31,667/month)
Year 2:	$410,000 ($34,167/month)
Year 3:	$430,000 ($35,834/month)
Year 4:	$460,000 ($38,334/month)
Year 5:	$490,000 ($40,834/month)
     , together with interest accrued thereon, each payable on the first day of each calendar month, commencing on April 1, 2011, and otherwise in accordance with Section 2.7 hereof, with a final installment of the aggregate unpaid principal balance of the Term Loan, together with interest accrued thereon, payable on the Credit Termination Date.

               (3) The Term Loan shall be evidenced by a separate promissory note (hereinafter, as the same may be amended, restated, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Loan Note(s)”), duly executed and delivered by the Borrower, substantially in the form set forth in Exhibit A attached hereto, with appropriate insertions, dated the Closing Date, jointly and severally payable to the order of each Lender, respectively, in the principal amount equal to such Lender’s Pro Rata Share of the Maximum Term Facility. THE PROVISIONS OF THE TERM LOAN NOTES NOTWITHSTANDING, THE TERM LOAN THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON A JOINT AND SEVERAL BASIS UPON THE EARLIEST TO OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 11.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.
               (4) Accrued interest on the Term Loan shall be due and payable and shall be made by the Borrower to the Administrative Agent in accordance with Section 2.7 hereof. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon.
          2.2 [Intentionally Omitted.].
          2.3 [Intentionally Omitted.].
          2.4 [Intentionally Omitted.]
          2.5 The Borrower’s Loan Account. The Administrative Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for the Borrower in which shall be recorded (a) the Loan made by the Lenders (including Administrative Agent) to the Borrower pursuant to this Agreement, (b) all payments made by the Borrower on the Loan, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with the Administrative Agent’s customary accounting practices as in effect from time to time. The Borrower promises to pay the amount reflected as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement or under the Term Loan Note to repay the outstanding principal amount of the Loan together with all interest accruing thereon.
          2.6 Statements. The Loan to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Administrative Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Administrative Agent shall have rendered to the Borrower Agent written statements of account as provided herein, the balance in the Loan Account, as set forth on the Administrative Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lenders by the Borrower. From time to time the Administrative Agent shall render to the Borrower Agent a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Administrative Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.
          2.7 Interest. (a) The Borrower agrees to jointly and severally pay to the Administrative Agent on behalf of the Lenders interest on the daily outstanding principal balance of the Term Loan at the Libor Rate; provided, however, that immediately following the occurrence and during the continuance of an Event of Default, and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Administrative Agent on behalf of the Lenders interest on the outstanding principal balance of the Loan at the per annum rate of three percent (3%) plus the rate otherwise payable hereunder with respect to such Loan (the “Default Rate”).
          (b) Accrued interest on each Libor Loan shall be payable on the last day of the Libor Interest Period relating to such Libor Loan and at maturity, commencing with the first such last day of the initial Libor Interest Period. If at any time applicable in accordance with Sections 3.2, 3.6 or 3.7 hereof, accrued interest on each Base Rate Loan shall be payable on the first calendar day of each month and at maturity. Notwithstanding the foregoing in this Section 2.7(b), the first interest payment hereunder shall be due and payable on April 1, 2011. Monthly interest payments on the Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Loan. Upon maturity, the outstanding principal balance of the Loan shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). If any payment of principal of, or interest on, the Term Loan Note falls due on a day that is not a Business Day, then such due date shall be extended to the next following Business Day, and additional interest shall accrue and be payable for the period of such extension.
          2.8 Method for Making Payments. All payments that the Borrower is required to make to the Administrative Agent on behalf of the Lenders under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 1:00 p.m. (Chicago time) on the date of payment at the Administrative Agent’s office at 120 South LaSalle Street, Chicago, Illinois 60603, or at such other place as the Administrative Agent directs in writing from time to time, or, in the Administrative Agent’s sole and absolute discretion after the occurrence and during the continuance of any Default, by appropriate debits to the Loan Account. Borrower hereby irrevocably authorizes and instructs the Administrative Agent after the occurrence and during the continuance of any Default to direct debit any of Borrower’s operating accounts with Administrative Agent or any Lender for all principal, interest, fees and expenses due hereunder with respect to the Loan and the other Liabilities. Payments made after 1:00 p.m. (Chicago time) shall be deemed to have been made on the next succeeding Business Day. Administrative Agent shall promptly remit to each Lender its Pro

Rata Share of all such payments received in collected funds by Administrative Agent for the account of such Lender; provided, however, all payments due by Borrower under Section 3, as applicable, shall be made by Borrower directly to Lender entitled thereto without setoff, counterclaim or other defense.
          2.9 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities as provided under Section 2.10 hereof; provided, however, that (a) all of the Administrative Agent’s and each Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements have been indefeasibly paid in full in cash. In addition, the Liabilities may be accelerated as set forth in Section 11.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable on a joint and several basis without notice or demand. Notwithstanding any termination, until all of the Liabilities hereunder shall have been indefeasibly paid and satisfied in full in cash, the Administrative Agent shall be entitled to retain its Liens (for the ratable benefit of the Lenders and the Administrative Agent) in and to all existing and future Collateral.
          2.10 Optional Prepayment of Loan. The Borrower may, at its option, permanently prepay, at any time during the term of this Agreement the Loan or any portion thereof but in minimum amounts of no less than One Hundred Thousand Dollars ($100,000), subject to the following conditions: (i) not less than ten (10) days prior to the date upon which the Borrower desires to make any such prepayment, Borrower shall deliver to the Administrative Agent a written notice of its intention to prepay all or such portion of the Loan, which notice shall be revocable (provided, that any and all costs or expenses incurred or suffered by the Administrative Agent and the Lenders as a result of the revocation of notice by the Borrower shall be borne solely by the Borrower) and state the amount of the prepayment and the prepayment date, (ii) the Borrower shall pay (A) the Prepayment Premium (in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result of such prepayment), (B) any amount due pursuant to Section 3.4 hereof, (C) any amounts due in connection with such prepayment under any Hedging Agreement, and (D) all liabilities, including any applicable swap or hedging breakage or termination fee, if any, in connection with any Hedging Agreement; provided, however, no Prepayment Premium shall be required or due in the event of a prepayment of the Loan or any portion thereof with the proceeds of a HUD Financing. Any such Prepayment Premium shall constitute a part of the Liabilities and be secured by the Collateral. Prepayments of the Loan shall be applied against installments payable under the Term Loan Notes in the inverse order of maturity. The parties agree that the Prepayment Premium is not a penalty. BORROWER HEREBY EXPRESSLY ACKNOWLEDGES THAT SUCH PREPAYMENT PREMIUM IS REASONABLE AND WILL FAIRLY COMPENSATE THE LENDERS FOR ANY COSTS AND CHARGES INCURRED BY LENDERS AS A RESULT OF THE PREPAYMENT OF ALL OR ANY PORTION OF THE LOAN. BORROWER ACKNOWLEDGES THAT THE INCLUSION OF THIS AGREEMENT TO PAY THE PREPAYMENT PREMIUM FOR THE RIGHT TO PREPAY ALL OR ANY PORTION OF THE LOAN WAS SEPARATELY NEGOTIATED WITH ADMINISTRATIVE AGENT AND LENDERS, THAT THE ECONOMIC VALUE OF THE VARIOUS ELEMENTS OF THIS AGREEMENT WERE DISCUSSED, THAT THE

CONSIDERATION GIVEN BY BORROWER FOR THE LOAN WAS ADJUSTED TO REFLECT THE SPECIFIC AGREEMENT NEGOTIATED AMONG BORROWER, ADMINISTRATIVE AGENT AND LENDERS AND CONTAINED IN THIS SECTION.
          2.11 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which the Lenders may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of the Administrative Agent (or otherwise at the direction of the Required Lenders) either be refunded to the Borrowers or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrowers hereunder exceed the maximum rate allowed by applicable Laws, and Borrowers shall not have any action against any Lender or the Administrative Agent for any damages arising out of the payment or collection of any such excess interest.
          2.12 [Intentionally Omitted.].
          2.13 Setoff. (a) Borrower agrees that the Administrative Agent and each Lender has all rights of setoff and banker’s liens provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Administrative Agent or Lenders, or (ii) or an Event of Default shall have occurred and be continuing, then the Administrative Agent or Lenders, in their sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Administrative Agent or such Lender.
          (b) Without limitation of Section 2.13(a) hereof, the Borrower agrees that, upon and after the occurrence of any Event of Default, the Administrative Agent and each Lender is hereby authorized, at any time and from time to time, without prior notice to the Borrower (provided, however, prior to an Event of Default the Administrative Agent and such Lender shall use reasonable efforts to provide notice of any such action within a reasonable time thereafter but the Administrative Agent and such Lender shall not be liable for any failure to provide such notice), (i) to set off against and to appropriate and apply to the payment of any and all Liabilities any and all amounts which the Administrative Agent or Lender is obligated to pay over to the Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, to deposit such amounts with the Administrative Agent as Collateral to secure such Liabilities and to dishonor any and all checks and other items drawn against any deposits so held as the Administrative Agent in its sole discretion may elect.
          (c) The rights of the Administrative Agent and Lenders under this Section 2.13 are in addition to all other rights and remedies which the Administrative Agent and Lenders may otherwise have in equity or at law.

          (d) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise), on account of (a) principal of or interest on the Term Loan, but excluding (i) any payment pursuant to Section 3.8 or Section 12.15 and (ii) payments of interest on any Base Rate Loan that but for Sections 3.2, 3.6 and 3.7 would be a Libor Loan, or (b) other recoveries obtained by all Lenders on account of principal of and interest on the Loan (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loan held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.
          2.14 Termination of Commitment. On the date on which the Commitment terminates pursuant to Section 11.2 hereof, the Loan and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.
          2.15 [Intentionally Omitted.].
          2.16 Closing Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent a one-time closing fee pursuant to the Fee Letter in immediately available funds, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”).
          2.17 Late Charge. If any installment of principal or interest due hereunder shall become overdue for five (5) days after the date when due, the Borrower shall pay to the Administrative Agent (for the ratable benefit of the Lenders) on demand a “late charge” of five cents ($.05) for each dollar so overdue in order to defray part of the increased cost of collection occasioned by any such late payment, as liquidated damages and not as a penalty.
     3. CHANGE IN CIRCUMSTANCES.
          3.1 Yield Protection. If, after the date of this Agreement (for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all guidelines and regulations adopted in connection therewith are deemed to have been adopted after the date hereof), the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith, or Regulation D of the Board of Governors of the Federal Reserve System,
               (1) subjects any Lender to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income or receipts of such Lender or any branch profits taxes), or changes the basis of taxation of payments to such Lender in respect of its portion of the Loan or other amounts due it hereunder, or
                (2) imposes, modifies, or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of,

deposits with or for the account of, or credit extended by, any Lender (other than reserves and assessments taken into account in determining the interest rate applicable to Libor Loans), or
               (3) imposes any other condition the result of which is to increase the cost to any Lender of making, funding or maintaining advances or reduces any amount receivable by such Lender in connection with advances, or requires any Lender to make any payment calculated by reference to the amount of advances held or interest received by it, by an amount deemed material by such Lender, or
               (4) affects the amount of capital required or expected to be maintained by any Lender or any corporation controlling such Lender and such Lender determines the amount of capital required is increased by or based upon the existence of this Agreement or its obligation to make the Loan hereunder or of commitments of this type, then, within three (3) Business Days of demand by such Lender, the Borrower agrees to pay such Lender that portion of such increased expense incurred (including, in the case of clause (d), any reduction in the rate of return on capital to an amount below that which it could have achieved but for such law, rule, regulation, policy, guideline or directive and after taking into account such Lender’s policies as to capital adequacy) or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining the Loan.
          3.2 Availability of Rate Options. If Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that maintenance of any Libor Loans would violate any applicable law, rule, regulation or directive of any government or any division, agency, body or department thereof, whether or not having the force of law, the Lenders shall suspend the availability of the Libor Rate option and the Administrative Agent shall require any Libor Loans outstanding to be promptly converted to a Base Rate Loan subject to the Borrower’s compliance with Section 3.4 hereof; or if Administrative Agent determines (or Required Lenders advise Administrative Agent in writing) that (i) deposits of a type or maturity appropriate to match fund Libor Loans are not available, the Lenders shall suspend the availability of the Libor Rate after the date of any such determination, or (ii) the Libor Rate does not accurately reflect the cost of making a Libor Loan, then, if for any reason whatsoever the provisions of Section 3.1 hereof are inapplicable, the Lenders shall, at their option, suspend the availability of the Libor Rate after the date of any such determination or permit (solely in the case of clause (ii)) the Borrower to pay the Lenders for any increased cost the Lenders may incur.
          3.3 Taxes. All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by any Lender’s net income or receipts or branch profits taxes (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:
               (1) pay directly to the relevant authority the full amount required to be so withheld or deducted;

               (2) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and
               (3) pay to the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lenders will equal the full amount the Lenders would have received had no such withholding or deduction been required.
          Moreover, if any Taxes are directly asserted against any Lender with respect to any payment received by such Lender hereunder, such Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by the Lenders after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount the Lenders would have received had not such Taxes been asserted.
          To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or on the Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Administrative Agent to an exemption from United States withholding tax on interest payments to be made hereunder or on the Loan.
          Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Administrative Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax. Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section.
          Each Lender agrees to and shall indemnify Administrative Agent and hold Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to Administrative Agent under this Section 3.3) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent as set forth above. Such indemnification shall be made within thirty (30) days from the date Administrative Agent makes written demand therefor.
          3.4 Funding Indemnification. If any payment of a Libor Loan occurs on a date that is not the last day of the applicable Libor Interest Period, whether because of acceleration, prepayment or otherwise, or a Libor Loan is not made on the date specified by the Borrower, the Borrower shall indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Libor Loan.
          3.5 Lender Statements. Each affected Lender shall deliver a written statement to the Borrower and Administrative Agent as to the amount due, if any, under Sections 3.1, 3.3 or 3.4 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.
          3.6 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Libor Interest Period: (a) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing), which determination shall be binding and conclusive on the Borrower, that by reason of circumstances affecting the interlender Libor Base market adequate and reasonable means do not exist for ascertaining the applicable Libor Base Rate; or (b) Administrative Agent reasonably determines (or Required Lenders advise Administrative Agent in writing) that the Libor Base Rate will not adequately and fairly reflect the cost to Lenders of maintaining or funding the Loan or any portion thereof for such Libor Interest Period, or that the making or funding of Libor Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Administrative Agent (or Required Lenders) adversely affects such Loan, then, in either case, so long as such circumstances shall continue: (i) Lenders shall not be under any obligation to make, maintain, convert into or continue Libor Loans and (ii) on the last day of the then current Libor Interest Period for each Libor Loan, each such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each affected Lender shall promptly give the Borrower written notice of any determination made by it under this Section accompanied by a statement setting forth in reasonable detail the basis of such determination.

          3.7 Illegality. If any applicable law or regulation, or any interpretation thereof by any court or any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any Lender or its lending office to make, maintain or fund any Libor Loan, then the obligation of such Lender to make, convert into or continue such Libor Loan shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and on the last day of the current Libor Interest Period for such Libor Loan (or, in any event, if Administrative Agent or Required Lenders so request, on such earlier date as may be required by the relevant law, regulation or interpretation), the Libor Loans shall, unless then repaid in full, automatically convert to Base Rate Loans.
          3.8 Right of Lenders to Fund through Other Offices. Each Lender may, if it so elects, fulfill its commitment as to any Libor Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that such election shall not increase the costs to Borrower hereunder and that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.
          3.9 Discretion of Lenders as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of its portion of the Loan in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each Libor Loan during each Libor Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Libor Interest Period and bearing an interest rate equal to the Libor Rate for such Libor Interest Period.
     4. ATTORNEY-IN-FACT.
          4.1 Appointment of the Administrative Agent as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Administrative Agent (and all Persons designated by the Administrative Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Administrative Agent, in the Borrower’s or the Administrative Agent’s name, after an Event of Default has occurred and is continuing to do the following: (a) at any time, (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Administrative Agent’s account on account of the Borrower’s Liabilities, and (ii) do all other acts and things which are necessary, in the Administrative Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Administrative Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of its gross negligence, willful misconduct or illegal activity. The appointment of Administrative Agent (and any of the Administrative Agent’s officers, employees or agents designated by the Administrative Agent) as Borrower’s attorney, and each and every one of Administrative Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been fully repaid and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

Without restricting the generality of the foregoing, after an Event of Default has occurred and is continuing, Borrower hereby appoints and constitutes the Administrative Agent its lawful attorney-in-fact with full power of substitution in the Property to advance funds in excess of the face amount of the Term Loan Note, to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming liens against the Collateral; to execute all applications and certificates in the name of Borrower prosecute and defend all actions or proceedings in connection with the Collateral (including any Leases pertaining to Property); and to do any and every act which the Borrower might do in its own behalf; it being understood and agreed that this power of attorney shall be a power coupled with an interest and cannot be revoked.
     5. CONDITIONS OF LOAN.
          5.1 Conditions to Loan. Notwithstanding any other term or provision contained in this Agreement, the Administrative Agent’s and Lenders’ obligation to make the Term Loan hereunder is subject to the satisfaction of each of the following conditions precedent:
               (1) The Borrower’s Request. The Administrative Agent shall have received a borrowing notice from Borrower, signed by a Duly Authorized Officer of the Borrower, irrevocably electing the Loan to be made on the Closing Date. If at any time applicable, if at all, the Administrative Agent and Lenders shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Administrative Agent believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request on behalf of Borrower. Promptly upon receipt of such borrowing request, Administrative Agent will advise each Lender thereof. Not later than 1:00 p.m. (Chicago time), on the date of the proposed borrowing of the Loan, each Lender shall provide Administrative Agent at the office specified by Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as Administrative Agent has not received written notice that the conditions precedent set forth in Section 5 with respect to such borrowing have not been satisfied, Administrative Agent shall pay over the funds received by Administrative Agent to Borrower on the requested borrowing date.
               (2) No Default. Neither a Default nor an Event of Default shall have occurred or be in existence.
               (3) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), are true and correct.
               (4) Fees and Expenses. The Borrower shall have paid all fees owed to the Administrative Agent and Lenders and reimbursed Administrative Agent and the Lenders for all costs, disbursements, fees and expenses due and payable hereunder on or before the Closing Date, including, without limitation, all fees and costs identified in Section 12.2(a) hereof.

               (5) Documents. The Administrative Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent in its sole determination:
               (1) Financing Agreements. This Agreement, the Term Loan Notes, the Guaranty, the Pledge Agreement, the Mortgage, the Assignment of Rents and Leases, the Environmental Indemnity Agreement, the Subordination of Management Agreements, and such other Financing Agreements as the Administrative Agent may require (provided each Lender shall also receive a fully-executed original of this Agreement and such Lender’s respective Term Loan Note).
               (2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower, and, if required, the shareholder of the Borrower, authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein. A copy of resolutions of the Board of Directors of Guarantor and Pledgor authorizing or ratifying the execution, delivery and performance by Guarantor and Pledgor, respectively, of the Guaranty and its Pledge Agreement.
               (3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.
               (4) Opinions of Counsel. An opinion of Harwell Howard Hyne Gabbert & Manner, the legal counsel to the Borrower, Guarantor and Pledgor, and local counsel opinions in the jurisdictions where the Facilities are located with respect to the Mortgages, each in form and substance reasonably satisfactory to Administrative Agent.
               (5) Certain Restricted Agreements Correct and complete copies of the fully executed Commercial Leases, Management Agreements, the nursing home licenses of each Borrower, and any other Restricted Agreement, together with all applicable amendments thereto.
               (6) Financial Condition Certificate. A Financial Condition Certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.
               (7) Governing Documents and Good Standings. Administrative Agent shall have received (i) copies, certified as correct and complete by the applicable state of organization of each Borrower, Pledgor and Guarantor, of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, as applicable, of each Borrower, Pledgor and Guarantor, with any amendments to any of the foregoing, (ii) copies, certified as correct and complete by an authorized officer, member or partner of each Borrower, Pledgor and Guarantor, of all other documents necessary for performance of the obligations of Borrower, Pledgor and Guarantor under this Agreement and the other Financing Agreements, and (iii) certificates of good standing for each Borrower, Pledgor and Guarantor issued by the state of organization of each Borrower, Pledgor and Guarantor and by each state in which each Borrower and Guarantor is doing and currently intends to do business for which qualification is required (such certificates set forth in (i) through (iii), the “Certificates”).
               (8) Revolving Loan Agreement and Affiliate Revolving Loan Financing Agreements. Fully-executed copies of the Revolving Loan Agreement and the Affiliate Revolving Loan Financing Agreements.
               (9) UCC Financing Statements; Termination Statements; UCC Searches. UCC Financing Statements, as requested by the Administrative Agent, naming the Borrower as debtor and the Administrative Agent as secured party with respect to the Collateral, together with such UCC termination statements necessary to release all Liens (other than Permitted Liens) and other rights in favor of any Person in any of the Collateral except the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent), and other documents as the Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC Financing Statements, as requested by the Administrative Agent, naming the Pledgor as debtor and the Administrative Agent as secured party with respect to the Collateral (as defined in the Pledge Agreement), and other documents, if any, as the Administrative Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Administrative Agent deems necessary or advisable. UCC tax, lien, pending suit and judgment searches for the Borrower, the Pledgor and the Guarantor (including, for each, any assumed name or trade name) and each dated a date reasonably near to the Closing Date in all jurisdictions deemed necessary by the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent in its sole and absolute determination.
               (10) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the Administrative Agent as an additional insured and “lender’s loss payee” thereunder.
               (11) Pay Off Letter. Pay Off Letter from Capmark, in form and substance reasonably satisfactory to Administrative Agent.
               (12) Certificate of Occupancy. To the extent available, a true and complete copy of each certificate of occupancy with respect to the Facilities, respectively.
               (13) Environmental Assessments. A Phase I environmental report of the Property prepared by an environmental audit firm reasonably acceptable to the Administrative Agent, the results of which shall be satisfactory to the Administrative Agent in its sole and absolute determination; provided Administrative Agent acknowledges receipt of such item.

               (14) Title Insurance. A title insurance policy in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (reasonably acceptable to the Administrative Agent) in favor of the Administrative Agent for the Property. Each title insurance policy shall contain such endorsements as deemed appropriate by the Administrative Agent that are available in the applicable State. Copies of all documents of record concerning the Property as identified on the commitment for the ALTA Policy referred to above.
               (15) Survey. An ALTA plat of survey shall be prepared on the Property (certified to the 2005 ALTA standards).
               (16) Appraisal. An Appraisal prepared by an independent appraiser of the Property, which appraisal shall satisfy the requirements of the FIRREA, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991 (including a loan-to-value ratio on a “stabilized value” not to exceed 75%). Such appraisal (and the results thereof) shall be satisfactory to the Administrative Agent in its sole and absolute determination.
               (17) Flood Insurance. A flood insurance policy, if applicable, concerning the Property, reasonably satisfactory to the Administrative Agent, if required by the Flood Disaster Protection Act of 1973.
               (18) Property Condition Report. Property Condition Reports for each parcel of Property, the form, substance and results of which shall be satisfactory to the Administrative Agent in its sole and absolute determination.
               (19) Capmark Terminations. Written evidence, satisfactory to the Administrative Agent, of the terminations of that certain Capmark Intercreditor Agreement and that certain Capmark Blocked Account Agreement (each as defined in the “Original Loan Agreement, “ as such term is defined in the Revolving Loan Agreement), including a signed copy of that certain Termination of Intercreditor and Blocked Account Agreements (Capmark Facilities).
               (20) Other. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder or under or in connection with any Financing Agreement, which the Administrative Agent may reasonably request on or prior to the Closing Date.
               (6) Field Examinations. At the Administrative Agent’s sole option, the Administrative Agent shall have completed its field examinations of the Borrower’s books and records, assets, and operations which examinations will be satisfactory to the Administrative Agent in its sole and absolute discretion.
               (7) Certificate. The Administrative Agent shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in this Section 5.

               (8) Closing Fee. The Borrower shall have paid the Administrative Agent the Closing Fee.
               (9) Proposal Letter. The Borrower shall have delivered, performed and satisfied, in the sole discretion of the Administrative Agent, any other items set forth in that certain proposal letter dated November 10, 2010, accepted by Guarantor on behalf of Borrower and made in favor of the Administrative Agent.
               (10) Bank Meetings. Borrower’s senior management shall have made themselves and Borrower’s facilities reasonably available (through scheduled bank meetings, company visits, or other venues) to Administrative Agent and Lenders and their representatives.
               (11) Revolving Loan Agreement. Satisfaction of each of the conditions precedent contained in the Revolving Loan Agreement, as determined by the Administrative Agent.
     6. COLLATERAL.
          6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities and the Affiliate Revolving Loan Liabilities when due or declared due, each Borrower hereby grants, pledges, conveys and transfers to the Administrative Agent (for the ratable benefit of the Lenders and Administrative Agent) a continuing security interest in and to all of such Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of Borrower’s accounts receivable, including, without limitation, Accounts and Health-Care-Insurance Receivables (each as defined in the Code), (b) all of the Borrower’s General Intangibles, including, without limitation, General Intangibles related to accounts receivable and money; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with, and credits and other claims against, the Administrative Agent or any Lender, or any other financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s contracts, licenses, chattel paper, instruments, notes, letters of credit, contract rights, bills of lading, warehouse receipts, shipping documents, contracts, tax refunds, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, letters of credit, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (e) all of the Borrower’s Inventory and Equipment and motor vehicles and trucks; (f) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Chattel Paper, and Financial Assets (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Administrative Agent, any Lender or any agent or Affiliate thereof in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Administrative Agent’s and each Lender’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by Administrative Agent or any Lender to the Borrower; (g) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (h) all proceeds and profits derived from the operation of the Borrower’s business; (i) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (j) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing.
     The Administrative Agent acknowledges that it will not have control over or right of setoff against the Deposit Accounts into which any Government Accounts (as defined in the Revolving Loan Agreement) of Borrower are directly paid to the extent such control or right of setoff is or would be prohibited by applicable Healthcare Laws, provided, however, that as soon as any such prohibition or restriction lapses or is legally removed the Borrower shall immediately take such all actions as are reasonably necessary to provide the Administrative Agent with control over and/or the right of setoff against such Deposit Accounts (at Borrower’s cost).
          6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to Administrative Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the reasonable request of Administrative Agent instruments and documents as Administrative Agent may reasonably request, in a form satisfactory to Administrative Agent, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and Administrative Agent’s Liens therein (including, without limitation, if and as applicable, financing statements, and Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by Administrative Agent). If the Borrower fails to do so, Administrative Agent is authorized to file such financing statements. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.
          6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Administrative Agent of any material loss or depreciation in the value of the Collateral or any portion thereof.
          6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Administrative Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” or in particular and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Administrative Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed (if at any time required) by the Administrative Agent on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Administrative Agent. The Administrative Agent agrees to use its reasonable efforts to notify the Borrower of the Administrative Agent taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Administrative Agent to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Administrative Agent pursuant to this Section.
          6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Administrative Agent may reasonably require for the Administrative Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Administrative Agent, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with any agreements establishing control to be in form and substance reasonably satisfactory to the Administrative Agent, and (iii) otherwise to ensure the continued perfection and priority of the Administrative Agent’s security interest in any of the Collateral and of the preservation of its rights therein.
          6.6 All Loans One Obligation. All Liabilities of the Borrowers under this Agreement and each of the Financing Agreements, and all of the Affiliate Revolving Loan Liabilities under the Revolving Loan Agreement and each of the Affiliate Revolving Loan Financing Agreements, are cross-collateralized and cross-defaulted. Payment of all sums and indebtedness to be paid by Borrower to Lenders and Administrative Agent under this Agreement shall be secured by, among other things, the Financing Agreements. All loans or advances made to Borrower under this Agreement shall constitute one Loan, and all of Borrower’s Liabilities and other liabilities of Borrower to Lenders and Administrative Agent shall constitute one general obligation secured by Administrative Agent’s Lien on all of the Collateral of Borrower and by all other liens heretofore, now, or at any time or times granted to Lender to secure the Loan (for the ratable benefit of the Lenders and the Administrative Agent). Borrower agrees that all of the rights of Administrative Agent and Lenders set forth in this Agreement shall apply to any amendment, restatement or modification of, or supplement to, this Agreement, any supplements or exhibits hereto and the Financing Agreements, unless otherwise agreed in writing by the Administrative Agent or Required Lenders.
          6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code), the Borrower shall promptly notify the Administrative Agent of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Administrative Agent (for the ratable benefit of the Lenders and the Administrative Agent) in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Administrative Agent in its sole and absolute determination.
          6.8 HUD Financing; Prepayment and Release. Notwithstanding the provisions of Section 6.6, upon any one or more of the Borrowers obtaining HUD Financing for their respective Facility or Facilities, Administrative Agent will fully release and discharge the lien and security interest granted to Administrative Agent to secure the Loan (for the ratable benefit of the Lenders and the Administrative Agent) under this Agreement and the Financing Agreements on the specific Collateral of such Borrower or Borrowers (the “Released Collateral”), and will fully release and discharge such Borrower or Borrowers (the “Released Borrowers”) from their obligations under this Agreement and any Financing Agreement, including the Term Loan Note (except for contingent indemnification obligations that survive by their terms herein), provided that and conditioned upon satisfaction of each of the foregoing, in the sole determination of the Administrative Agent:
               (1) Administrative Agent shall receive written notice within thirty (30) days of such Borrower or Borrowers decision to seek and obtain such HUD Financing;
               (2) Both before and after giving effect to the HUD Financing, no Default or Event of Default shall have occurred and be continuing (including, without limitation, any breach of any financial ratio covenant set forth in Section 9.12);
               (3) [Intentionally Omitted];
               (4) The release documents are reasonably acceptable to Administrative Agent and customary for recording the release of liens and security interests in the applicable Collateral in the jurisdictions where the liens and security in the Released Collateral are filed or recorded. Borrower shall be responsible for the cost and expense of preparing and recording the applicable release documents;
               (5) All reasonably requested instruments, documents and agreements by the Administrative Agent and Lenders in connection with such HUD Financing are duly executed and delivered by Borrower and any Affiliate thereof (including amendments to this Agreement and the other Financing Agreements); and
               (6) The Released Borrowers shall, substantially simultaneously with (and in any event not later than the first (1st) Business Day following the receipt of the net cash proceeds from the insurance or incurrence of the HUD Financing), apply and pay in immediately available funds without setoff or deduction of any kind an amount equal to one hundred percent (100%) of such net cash proceeds to prepay the outstanding Term Loan amount in accordance with Section 2.10 and any other related then due and owing Liabilities of the Released Borrowers. As used in this Section, “Net cash proceeds” shall mean the cash proceeds of the HUD Financing net of all taxes and customary and reasonable fees, commissions, costs and other expenses actually incurred in connection therewith.
          Notwithstanding the release and discharge of the Released Borrowers and the Released Collateral as provided in this Section 6.8, this Agreement, the other Financing Agreements and the Lien of the Administrative Agent on the Collateral (and any other Lien provided by the other Financing Agreements, including pursuant to the applicable Mortgages), shall remain and continue in full force and effect as to the Borrowers other than the Released Borrowers and the Collateral (and other assets and property subject to the other Financing Agreements) other than the Released Collateral.

     7. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants to Administrative Agent and Lenders that as of the date of this Agreement, and continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
          7.1 Existence. The Borrower is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. The Borrower is duly (a) qualified and in good standing as a foreign corporation or foreign limited liability company and (b) authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted. Pledgor legally and beneficially owns or controls, either directly or indirectly through its subsidiaries, all of the issued and outstanding capital Stock of the Borrower.
          7.2 Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its powers; (ii) are duly authorized by the board of directors, manger or members of the Borrower, each as applicable, and, if applicable, Pledgor; and (iii) are not in contravention of the terms of its operating agreement, bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Administrative Agent, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.
          7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.
          7.4 Financial Data.
               (1) All income statements, balance sheets, cash flow statements, statements of operations, and other financial data which have been or shall hereafter be furnished to the Administrative Agent and Lenders for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby. The foregoing notwithstanding all unaudited financial statements furnished or to be furnished to the Administrative Agent and Lenders by or on behalf of Borrower are not and will not be prepared in accordance with GAAP to the extent that such financial statements (a) are subject to cost report and other year-end audit adjustments, (b) do not contain footnotes, (c) were prepared without physical inventories, (d) are not restated for subsequent events, (e) may not contain a statement of construction in process, and (f) may not fully reflect the following liabilities: (i) vacation, holiday and similar accruals, (ii) liabilities payable in connection with workers’ compensation claims, (iii) liabilities payable to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) maintained by Borrower or its affiliates on account of Borrower’s employees, (iv) federal, state and local income or franchise taxes and (v) bonuses payable to certain employees (collectively, the “GAAP Exceptions”).
               (2) Since December 31, 2009, there has been no Material Adverse Change with respect to Borrower.
          7.5 Collateral. Except for the Permitted Liens, all of the Borrower’s assets and property (including, without limitation, the Collateral) is and will continue to be owned by Borrower (except for items of Inventory disposed of in the ordinary course of business and sales of Equipment being replaced in the ordinary course of business, or as a result of casualty loss or condemnation, with other Equipment with a value equal to or greater than the Equipment being sold), has been fully paid for and is free and clear of all Liens. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying the Administrative Agent as the secured creditor or except for Permitted Liens. The organizational number assigned by the Secretary of State of the Borrower’s state of incorporation or formation, as applicable, is as set forth on Schedule 1 hereto.
          7.6 Solvency. The Borrower, as determined on a consolidated basis, is Solvent. The Borrower, as determined on a consolidated basis, will not be rendered insolvent by the execution and delivery of this Agreement or any Financing Agreement, or by completion of the transactions contemplated hereunder or thereunder.
          7.7 Principal Place of Business; State of Organization. Set forth on Schedule 1 hereto, is, as of the Closing Date, (a) the principal place of business and chief executive office of Borrower and (b) the Borrower’s state of incorporation or formation. The books and records of the Borrower are at the principal place of business and chief executive office of the Borrower.
          7.8 Other Names. As of the Closing Date the Borrower is not using, and shall not thereafter use, any name (including, without limitation, any trade name, trade style, assumed name, division name or any similar name), other than the names set forth on Schedule 7.8 attached hereto.
          7.9 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.
          7.10 Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness.

          7.11 Margin Securities. The Borrower does not own any margin securities and the Loan advanced hereunder will not be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System.
          7.12 Organizational Chart. Set forth on Schedule 7.12 hereto is a true and complete copy of an organizational chart setting forth the Borrower and each of its Subsidiaries and Affiliates as of the Closing Date.
          7.13 Litigation and Proceedings. As of the Closing Date, no judgments are outstanding against the Borrower that could be an Event of Default under clause (e) of Section 11.1, nor is there as of such date pending, or to the best of Borrower’s knowledge, threatened, except, as of the Closing Date, as shown on Schedule 7.13, any (i) litigation, suit, action or contested claim (other than a personal injury tort claim), or federal, state or municipal governmental proceeding, by or against the Borrower or any of its Property which if adversely determined could have a Material Adverse Effect, or (ii) any tort claim for personal injury, including death, against the Borrower as to which (a) litigation has been instituted and is pending or (b) or a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2009.
          7.14 Other Agreements. The Borrower is not in default under or in breach of any agreement, contract, lease, or commitment to which it is a party or by which it is bound which could reasonably be expected to have a Material Adverse Effect. The Borrower does not know of any dispute regarding any agreement, contract, instrument, lease or commitment to which it is a party which could reasonably be expected to have a Material Adverse Effect.
          7.15 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any applicable law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals, licenses and permits necessary in connection with the operation of its business, except to the extent the failure to obtain any of the foregoing could reasonably be expected to not result in a Material Adverse Effect. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect.
          7.16 Intellectual Property. As of the Closing Date, the Borrower does not own or otherwise possess any material Intellectual Property. To the Borrower’s best knowledge, none of its Intellectual Property infringes on the rights of any other Person; provided that the name “Diversicare” is shared in Canada with various Diversicare entities that were sold in 2004.

          7.17 Environmental Matters. The Borrower has not Managed Hazardous Substances on or off its Property other than in compliance with applicable Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect. Except as set forth on Schedule 7.17 hereto, the Borrower has complied in all material respects with applicable Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, and, except where not required to do so pursuant to any Commercial Lease, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property. The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, the Borrower has not received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect.
          7.18 Disclosure. As of the Closing Date, none of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Administrative Agent or Lenders contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, the Borrower has disclosed to the Administrative Agent and Lenders all facts of which the Borrower has knowledge which might result in a Material Adverse Effect either prior or subsequent to the consummation of the transactions contemplated hereby or which, to Borrower’s knowledge, at any time hereafter might reasonably be expected to result in a Material Adverse Effect.
          7.19 Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would reasonably be expected to constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.
        7.20 Perfected Security Interests. The Lien in favor of the Administrative Agent provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject only to the Permitted Liens), and all filings and other actions necessary to perfect such Lien have been or will be duly taken.
        7.21 [Intentionally Omitted.].
        7.22 Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loan or this Agreement.
        7.23 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
        7.24 [Intentionally Omitted.].
        7.25 [Intentionally Omitted.].
        7.26 Offenses and Penalties Under the Medicare/Medicaid Programs. Except as listed on Schedule 7.26 attached hereto, as of the Closing Date, neither the Borrower nor any Affiliate and/or employee of the Borrower or any Affiliate is currently, to the best knowledge of the Borrower, after due inquiry, under investigation or prosecution for, nor has the Borrower or any Affiliate or, to the best knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate been convicted of: (a) any offense related to the delivery of an item or service under the Medicare or Medicaid programs; (b) a criminal offense related to neglect or abuse of patients in connection with the delivery of a health care item or service; (c) fraud, theft, embezzlement or other financial misconduct; (d) the obstruction of an investigation of any crime referred to in subsections (a) through (c) of this Section; or (e) unlawful manufacture, distribution, prescription, or dispensing of a controlled substance. Except as listed on Schedule 7.26, as of the Closing Date, neither the Borrower nor any Affiliate and/or, to the best knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate has been required to pay any civil money penalty under applicable laws regarding false, fraudulent or impermissible claims or payments to induce a reduction or limitation of health care services to beneficiaries of any state or federal health care program, nor, to the best knowledge of the Borrower, after due inquiry, is the Borrower nor any Affiliate and/or to the best knowledge of Borrower, after due inquiry, any current employee of the Borrower or any Affiliate currently the subject of any investigation or proceeding that may result in such payment.
        7.27 Medicaid/Medicare. Neither the Borrower nor any Affiliate of the Borrower nor any current officer or director of the foregoing has engaged in any of the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment under Medicare or Medicaid; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under Medicare or Medicaid; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under Medicare or Medicaid on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; or (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration: (A) in return for referring any individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid; or (B) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole in part by Medicare or Medicaid.
          7.28 Consideration. Borrower acknowledges that it desires to have this Agreement and the Financing Agreements to which the Borrower is a party cross-collateralized and cross-defaulted and have the Collateral serve as collateral for all of the Liabilities and Affiliate Revolving Loan Liabilities. The Affiliated Revolving Borrowers and the Borrowers are Affiliates of each other. Each Borrower will derive substantial direct and indirect benefit (financial and otherwise) from funds made available to the Affiliated Revolving Borrowers pursuant to this Agreement, and it is and will be to each Borrower’s and Affiliated Revolving Borrower’s advantage to assist each other in procuring such funds from the Lenders.
          7.29 USA Patriot Act. Borrower represents and warrants to Administrative Agent and Lenders that neither the Borrower nor any of its Affiliates is identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.
          7.30 Absence of Foreign or Enemy Status. Neither the Borrower nor any Affiliate of the Borrower is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any Affiliate of the Borrower is in violation of, nor will the use of the Loan violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).
          7.31 [Intentionally Omitted.].
          7.32 Labor Matters. There are no strikes or other labor disputes pending or, to the knowledge of Borrower, threatened against Borrower. All payments due from the Borrower on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on its books.
          7.33 Capitalization. The authorized Stock of each Borrower, as of the Closing Date, is set forth on Schedule 7.33 hereto. Pledgor legally and beneficially owns all of the issued and outstanding Stock of each Borrower. All issued and outstanding Stock of the Borrower is duly authorized and validly issued, fully paid, non-assessable, free and clear of all Liens or pledges other than Permitted Liens, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. No shares of the Stock of Borrower, other than those owned by Pledgor are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any equity securities of Borrower.
          7.34 Government Contracts. The Borrower is not a party to any contract or agreement (including, but not limited to, any Lease) that requires Borrower to comply with the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or, to the best of Borrower’s knowledge, any similar state or local law.
          7.35 OFAC. Neither the Borrower, nor Guarantor, nor any beneficial owner of the Borrower or Guarantor, is currently listed on the OFAC Lists.
          7.36 Commercial Leases. As of the Closing Date, there are no Commercial Leases as to which a Borrower is the lessee and no Operating Leases between Borrower and any Operators of the Facilities. As of the Closing Date, each Borrower is the Operator of the Facility owned by such Borrower.
     8. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees with Administrative Agent and Lenders that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:
          8.1 Reports, Certificates and Other Information. The Borrower Agent shall deliver to the Administrative Agent and each Lender:
               (1) Financial Statements.
               (2) On or before the one hundred twentieth (120th) day after each of Guarantor’s Fiscal Years, a copy of the annual financial statements on a consolidated basis for Guarantor, duly certified and audited by independent certified public accountants of nationally recognized standing selected by the Borrower, together with the supporting consolidating statements for each Borrower, consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP. In lieu of its obligations hereunder, Guarantor may submit to Administrative Agent and Lenders, upon its filing thereof, a copy of its form 10-K as filed with the United States Security and Exchange Commission.

               (3) On or before the forty-fifth (45th) day of the end of each of Guarantor’s first, second and third Fiscal Quarters, a copy of internally prepared quarterly financial statements for Borrower prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a)(1) hereof (subject, however, to the GAAP Exceptions), signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such Fiscal Quarter and statements of earnings for such Fiscal Quarter and for the period from the beginning of such Fiscal Year to the close of such Fiscal Quarter.
               (4) On or before (i) the forty-fifth (45th) day after the end of each calendar month ending the Borrower’s first, second and third Fiscal Quarters, (ii) the seventy-fifth (75th) day after the end of the calendar month ending the Borrower’s final Fiscal Quarter, and (iii) the thirtieth (30th) day after the end of each calendar month, a copy of internally prepared financial statements for Borrower prepared in accordance with GAAP and in a manner substantially consistent with the financial statements referred to in Section 8.1(a)(1) hereof, signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, an income statement and a balance sheet, as at the close of such calendar month and statements of earnings for such calendar month and for the period from the beginning of such Fiscal Year to the close of such calendar month.
               (5) [Intentionally Omitted.]
               (6) Compliance Certificates. Contemporaneously with the furnishing of each quarterly financial statements, a duly completed compliance certificate with appropriate insertions, in form and substance satisfactory to the Administrative Agent (a “Compliance Certificate”), dated the date of such annual financial statement or such calendar month and signed on behalf of the Borrower by a Duly Authorized Officer, which Compliance Certificate shall state that no Default or Event of Default has occurred and is continuing, or, if there is any such event, describes it and the steps, if any, being taken to cure it. Each Compliance Certificate shall contain a computation of, and show compliance with, each of the financial ratios and restrictions set forth in Section 9.12 hereof (each such computation and calculation to be in form and substance acceptable to the Administrative Agent).
               (7) Real Estate Taxes. As paid, evidence of timely payment of real estate taxes owed on the Property.
               (8) Notice of Default, Regulatory Matters, Litigation Matters or Adverse Change in Business. Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default; (ii) the institution or threatened institution of, or any adverse determination in, any litigation (other than a personal injury tort claim), arbitration proceeding or governmental proceeding in which any injunctive relief or money damages is sought which if adversely determined could have a Material Adverse Effect; (iii) the receipt of any notice from any governmental agency concerning any violation or potential violation of any regulations, rules or laws applicable to Borrower which could have a Material Adverse Effect; or (iv) any Material Adverse Change.

With regard to personal injury tort claims, upon request by Administrative Agent, Borrower shall review with Administrative Agent the occurrence of any personal injury or other action which could reasonably give rise to a personal injury tort claim against the Borrower as to which (i) litigation has been instituted and is pending or (ii) a request for medical records has been made upon Borrower by an attorney for the claimant on or after January 1, 2009.
               (9) Insurance Reports. (i) At any time after a Default and upon the request of the Administrative Agent, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, liability and malpractice insurance policies carried by the Borrower, and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.
               (10) [Intentionally Omitted.]
               (11) Affiliate Transactions. Upon the Administrative Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Administrative Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.
               (12) [Intentionally Omitted.]
               (13) Interim Reports. Promptly upon receipt thereof, copies of any reports submitted to Guarantor or Borrower by the independent accountants in connection with any interim audit of the books of any such Person and copies of each management control letter provided to Guarantor or Borrower by independent accountants.
               (14) Reports to the SEC. Upon the Administrative Agent’s reasonable request from time to time, copies of any and all regular, annual, periodic or special reports of Guarantor, any Borrower or any Affiliate thereof filed with the Securities and Exchange Commission (“SEC”); copies of any and all registration statements of Guarantor, any Borrower or any Affiliate thereof filed with the SEC; and copies of any and all proxy statements or other written communications made to security holders generally.
               (15) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Administrative Agent or any Lender may reasonably request from time to time.
          8.2 Inspection; Audit Fees. Borrower shall keep proper books of record and account in accordance with GAAP in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and shall permit (at the expense of the Borrower provided the Borrower shall be responsible for such reasonable expenses no more than one (1) time per year unless an Event of Default has occurred and is continuing), representatives of the Administrative Agent or any Person appointed by Administrative Agent to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records (in each case excluding patient medical records and other records to the extent confidential or where such examination is prohibited under applicable Laws, including without limitation HIPPA), to conduct a collateral audit and analysis of their respective Inventory and Accounts and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants as often as may reasonably be desired. In the absence of an Event of Default, the Administrative Agent shall give the Borrower commercially reasonable prior written notice of such exercise. No notice shall be required during the existence and continuance of any Event of Default.
          8.3 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other Intellectual Property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws (including, without limitation, Healthcare Laws), orders, regulations and ordinances of all federal, foreign, state and local governmental authorities, except to the extent any such non-compliance could reasonably be expected to result in a Material Adverse Effect. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP (subject, however, to the GAAP Exceptions), consistently applied.
          8.4 Claims and Taxes. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.
          8.5 State of Incorporation or Formation. The Borrower’s state of incorporation or formation, as applicable, set forth on Schedule 1 hereto shall remain the Borrower’s state of incorporation or formation, as applicable, unless: (a) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice of any proposed change, (b) no Event of Default then exists or will exist immediately after such proposed change, and (c) the Borrower provides the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, and such other agreements and documents as the Administrative Agent shall reasonably request in connection therewith.
          8.6 Liability Insurance. The Borrower shall maintain, at its expense, general liability and environmental insurance through commercial insurance in such amounts and with such deductibles consistent with its past practices, and shall deliver to the Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Administrative Agent as additional insured thereunder. Administrative Agent acknowledges that general liability insurance coverage is currently unavailable generally in the nursing home industry at commercially affordable rates. Borrower has in place and will maintain either (i) so long it is available at commercially affordable rates, for the States of Texas, Alabama, Florida and Ohio, indemnity insurance with coverage limits of One Million Dollars ($1,000,000.00) per medical incident, subject to a deductible of Four Hundred Ninety-Five Thousand Dollars ($495,000.00) per claim, with a total annual aggregate policy limit of Fifteen Million Dollars ($15,000,000.00) and a sublimit per Facility of Three Million Dollars ($3,000,000.00) or (ii) general liability and malpractice insurance with single limit coverage of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) per occurrence and Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) cumulative. Administrative Agent agrees that until such time as insurance coverage is generally available in the nursing home industry at commercially affordable rates, Administrative Agent agrees to accept Borrower’s current coverage. Borrower shall provide Administrative Agent, (a) on an annual basis, information from its insurance representative, insurance carrier or from comparable insurance carriers regarding availability of insurance and (b) with respect to the insurance policies contemplated by this Section 8.6 and those certain insurance policies contemplated by Section 8.7 below, prompt (but in any event, within five (5) Business Days of any such occurrence) written notice of any alteration or cancellation of such insurance policy.
          8.7 Property and Other Insurance. The Borrower shall, at its expense, keep and maintain its assets material to the Business of Borrower insured against (i) loss or damage by fire, theft, explosion, flood, earthquake, spoilage and all other hazards and risks and (ii) business interruption, in such amounts with such deductibles (which may include self-insurance trusts) ordinarily insured against by other owners or users of such properties in similar businesses of comparable size operating in the same or similar locations. Borrower, at Borrower’s expense, shall keep and maintain workers compensation insurance as may be required by applicable Laws. The Borrower Agent shall deliver to the Administrative Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. All such policies of insurance shall be in form and substance reasonably satisfactory to the Administrative Agent. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Administrative Agent, showing the Administrative Agent as “Lender’s Loss Payee” and all loss payable to the Administrative Agent (for the ratable benefit of the Lenders), as its interests may appear, as provided in this Section. Such endorsement shall provide that such insurance company will give the Administrative Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Administrative Agent and the Administrative Agent shall absent an Event of Default permit the Borrower to use such proceeds to restore or rebuild the damaged property as the Borrower shall determine in its reasonable and good faith determination.
          Upon the occurrence of an Event of Default under this Agreement, the Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent in writing to the Borrower) as the

Borrower’s true and lawful attorney-in-fact for the purpose, subject at all times to the terms and conditions of the Commercial Leases (if and as applicable), of making, settling and adjusting claims on behalf of the Borrower under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Administrative Agent pursuant to any such policies of insurance, and for making all determinations and decisions of Borrower with respect to such policies of insurance.
     UNLESS THE BORROWER PROVIDES THE ADMINISTRATIVE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT WITHIN THREE BUSINESS DAYS FOLLOWING ADMINISTRATIVE AGENT’S REQUEST, THE ADMINISTRATIVE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE ADMINISTRATIVE AGENT’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE ADMINISTRATIVE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE ADMINISTRATIVE AGENT, BUT ONLY AFTER PROVIDING THE ADMINISTRATIVE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE ADMINISTRATIVE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE ADMINISTRATIVE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE LIABILITIES SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.
          8.8 Environmental. The Borrower shall promptly notify and furnish Administrative Agent with a copy of any and all Environmental Notices which are received by it. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Administrative Agent with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) except where not required to do so pursuant to any Commercial Lease, keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect. During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances, except to the extent such Management does not or is not reasonably likely to result in or create a Material Adverse Effect. Except where not required to do so pursuant to any Commercial Lease, the Borrower shall take prompt action in material compliance with applicable Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property.
          8.9 Banking Relationship. Except as otherwise provided in the Revolving Loan Agreement: The Borrower and the Guarantor shall at all times maintain all of their respective primary deposit and operating accounts with the Administrative Agent and the Administrative Agent will act as the principal depository and remittance agent for the Borrower and Guarantor. The Borrower agrees to pay to the Administrative Agent reasonable and customary fees for banking services/cash management services of Borrower and Guarantor (the “Service Fee”). The Administrative Agent shall be and hereby is authorized to charge any deposit or operating account of the Borrower in respect of the Service Fee.
          8.10 Intellectual Property. If after the Closing Date the Borrower shall own or otherwise possess any registered patents, copyrights, trademarks, trade names, or service marks other than those owned by Guarantor or any derivation thereof (or file an application to attempt to register any of the foregoing), the Borrower shall promptly notify the Administrative Agent in writing of same and execute and deliver any documents or instruments (at the Borrower’s sole cost and expense) reasonably required by Administrative Agent to perfect a security interest in and lien on any such federally registered Intellectual Property in favor of the Administrative Agent and assist in the filing of such documents or instruments with the United States Patent and Trademark Office and/or United States Copyright Office or other applicable registrar.
          8.11 Change of Location; Etc. Any of the Collateral may be moved to another location within the continental United States so long as: (i) the Borrower provides the Administrative Agent with at least thirty (30) days prior written notice, (ii) no Event of Default then exists, and (iii) the Borrower provides the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, landlord waivers, bailee and processor letters and other such agreements and documents as the Administrative Agent shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Administrative Agent. If the Borrower desires to change its principal place of business and chief executive office or its name, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Administrative Agent with, at Borrower’s sole cost and expense, such financing statements, amendment statements and other documents as the Administrative Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Administrative Agent thereof in writing no later than thirty (30) days prior to such change.
          8.12 Health Care Related Matters. To the extent applicable, the Borrower shall cause all licenses, permits, certificates of need, reimbursement contracts and programs, and any other agreements necessary for the use and operation of its business or as may be necessary for participation in Medicaid and other applicable reimbursement programs, to remain in full force and effect, except to the extent that the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis.

          8.13 US Patriot Act. Borrower covenants to Administrative Agent and Lenders that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List (as identified in Section 7.29 hereof), Borrower shall immediately notify Administrative Agent and Lenders in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Administrative Agent and Lenders to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by Law. In addition, Administrative Agent and Lenders may immediately contact the Office of Foreign Assets Control and any other government agency Administrative Agent or Lenders deem appropriate in order to comply with its respective obligations under any Law regulating or relating to terrorism and international money laundering.
          8.14 [Intentionally Omitted.].
          8.15 Further Assurances. The Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Administrative Agent or any Lender may from time to time reasonably request in order to carry out the intent and purposes of this Agreement and the other Financing Agreements and the transactions contemplated hereby and thereby, including, all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent) on the Collateral (including Collateral acquired after the date hereof), including on any and all unencumbered assets of Borrower whether now owned or hereafter acquired.
          8.16 Compliance with Anti-Terrorism Orders. Administrative Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), and the policies and practices of Administrative Agent and Lenders, the Administrative Agent and Lenders are required to obtain, verify and record certain information and documentation that identifies each Borrower, which information includes the name and address of each Borrower and such other information that will allow the Administrative Agent and Lenders to identify each Borrower in accordance with the Patriot Act. In addition, Borrowers shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Borrower is or shall be listed on the OFAC Lists, (b) not use or permit the use of the proceeds of the Loan to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply with all applicable Bank Secrecy Act laws and regulations, as amended. Borrower shall not permit the transfer of any interest in Borrower to any Person (or any beneficial owner of such entity) who is listed on the OFAC Lists. Borrower shall not knowingly enter into a Lease with any party who is listed on the OFAC Lists. Borrower shall immediately notify Administrative Agent and Lenders if Borrower has knowledge that the Guarantor, manger or any member or beneficial owner of Borrower, Guarantor, Manager is listed on the OFAC Lists or (i) is indicted on or (ii) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Administrative Agent and Lenders if Borrower knows that any Tenant is listed on the OFAC Lists or (A) is convicted on, (B) pleads nolo contendere to, (C) is indicted on or (D) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

          8.17 Hedging Agreement. Within fifteen (15) days of the Closing Date, the Borrower will execute and deliver to the Administrative Agent a Hedging Agreement covering an amount no less than Twenty-Three Million Dollars ($23,000,000) for no less than five (5) years.
     9. NEGATIVE COVENANTS.
     The Borrower covenants and agrees with Administrative Agent and Lenders that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Required Lenders shall give (or Administrative Agent upon instruction by Required Lenders to give) prior written consent thereto):
          9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral, other than the following (“Permitted Liens”): (i) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Administrative Agent’s Lien in the Collateral; (ii) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (iii) Liens in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent); (iv) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than thirty (30) calendar days, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established, or that are not yet due and payable; (v) purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property so long as: (a) the aggregate indebtedness relating to such purchase money security interests and Capitalized Lease Obligations does not at any time exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate at any time, (b) each such lien shall only attach to the property to be acquired; and (c) the indebtedness incurred shall not exceed one hundred percent (100%) of the purchase price of the item or items purchased; (v) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation laws, unemployment insurance and other social security laws or regulations, or deposits to secure performance of tenders, statutory obligations, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of Borrower’s business as presently conducted; (vi) any Lien securing a judgment; provided, that any Lien securing a judgment in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) that remains unsatisfied or undischarged for more than thirty (30) days shall not be a Permitted Lien, unless such judgment is either (x) fully insured and such insurer has admitted liability or (y) is being contested or appealed by appropriate proceedings and the enforcement of such judgment is stayed during the course of such contest or appeal, provided that Borrower has established reserves adequate for payment of such judgment and in the event such contest or appeal is ultimately unsuccessful pays such judgment within ten (10) days of the final, non-

appealable ruling rendered in such contest or appeal; and (vii) financing statements with respect to a lessor’s rights in and to personal property leased to a Borrower in the ordinary course of business other than through a Capitalized Lease Obligations.
          9.2 Indebtedness; Capital Expenditures. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (i) the Liabilities, (ii) HUD Financing (but only for purposes of payment and release of a Borrower and such Borrower’s Collateral in accordance with Section 6.8 hereof), (iii) the Commercial Leases, and any extensions or renewals thereof, (iv) trade obligations and normal accruals in the ordinary course of business not yet due and payable, (v) the indebtedness not to at any time exceed Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) relating to the purchase money security interests and Capitalized Lease Obligations permitted pursuant to Section 9.1 hereof, and (vi) intercompany Indebtedness of the Borrower to the extent permitted under Section 9.4.
          9.3 Consolidations, Mergers or Transactions. The Borrower shall not be a party to any merger, consolidation, or exchange of Stock, or purchase or otherwise acquire all or substantially all of the assets or Stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person; provided, that, with prior written notice to Administrative Agent, a Borrower may merge or consolidate with, or dissolve into, another Borrower so long as the surviving entity remains a Borrower for all purposes under this Agreement and the other Financing Agreements. The Borrower shall not form or establish any Subsidiary without the Administrative Agent’s prior written consent, unless each of the requirements identified on Schedule 9.3 hereto are satisfied, as reasonably determined by the Administrative Agent. With prior notice to Administrative Agent, Borrower may dissolve an inactive Subsidiary that does not conduct any business operations and has assets with a book value not in excess of Ten Thousand and No/100 Dollars ($10,000.00) (“Inactive Subsidiary”), provided that any assets are transferred to Guarantor or an existing Subsidiary which is a Borrower under this Agreement or the Revolving Loan Agreement.
          9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (i) investments in short-term direct obligations of the United States Government, agency or instrumentality thereof; or any (ii) investments in negotiable certificates of deposit issued by the Administrative Agent or by any other bank reasonably satisfactory to the Administrative Agent, payable to the order of the Borrower or to bearer, (iii) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (iv) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (iii), above; provided that, in each case, such investment is reasonably acceptable to the Administrative Agent, (iv) other short-term investments as may be permitted by Administrative Agent, (vi) loans or advances made by any Borrower to Guarantor, any other Borrower or any Affiliated Revolving Borrower, (vii) loans and advances to employees permitted under Section 9.8; and (viii) investments by the Borrowers in their respective Subsidiaries existing on the date hereof and additional investments by the Borrower in their respective Subsidiaries so long as such Subsidiary is a Borrower under this Agreement.
          9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except (i) endorsements of negotiable instruments for collection in the ordinary course of business, and (ii) the Indebtedness permitted under Section 9.2, above.
          9.6 Disposal of Property. The Borrower shall not sell, assign, lease, convey, lease, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of its properties, assets and rights (or sell or assign, with or without recourse, any receivables) to any Person except (a) sales of Inventory in the ordinary course of business, and (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced.
          9.7 Use of Proceeds. The Borrower shall use the proceeds of the Term Loan only for the following purposes: (a) the Existing Lender Refinancing, (b) payment of certain ordinary course capital expenditure purposes, and (c) to pay reasonable and actually incurred transaction costs and expenses in connection with this Agreement and the transactions contemplated hereby.
          9.8 Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, manager, member, or employees or to any other Person, and the Borrower shall not pay any consulting, management fees or similar fees to its officers, directors, member, manager, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise; provided, however, the Borrower shall be permitted to (i) make advances to its employees in an aggregate amount not to exceed One Hundred Thousand Dollars ($100,000) in any Fiscal Year of Borrower for all such employees collectively, in each case, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) no Default or Event of Default shall exist or have occurred or result therefrom; (ii) pay reasonable outside directors fees; and (iii) pay the management fees permitted by the Management Agreements. Administrative Agent acknowledges that travel advances issued in the ordinary course of business do not constitute loans for purposes of this Section 9.8.
          9.9 Dividends and Stock Redemptions. The Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, member, director, or any Affiliate other than (i) to Guarantor, provided that both immediately before such contemplated payment(s) or after giving effect to any such payment(s) Borrower is in compliance with Section 9.12(a) hereof, (ii) the Required Dividends and Redemption Amounts, (iii) distributions under the Borrower Cash Management Program, including distributions for Guarantor’s normal quarterly dividends to common shareholders, and (iv) payment of the management fees under the Management Agreements, or (b) purchase or redeem any of the Stock of the Borrower or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose. Notwithstanding the foregoing or anything to the contrary contained herein, the foregoing declarations, payments, distributions, purchases or redemptions set forth in this Section 9.9 shall, in each case, be in both manner and amount consistent with the Borrower’s historical practices.
          9.10 Payments in Respect of Subordinated Debt.
               (1) [Intentionally Omitted.]
               (2) The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities (including, without limitation, the Subordinated Debt); provided, however, the Borrower shall be permitted to make solely those payments expressly permitted pursuant to the terms of any Subordination Agreements, in each case, as long as the Borrower is in compliance with Section 9.12 hereof both immediately before and after any such contemplated or actual payment, provided, further, that both immediately before any such contemplated payment or after giving effect to any such payments no Default or Event of Default shall exist or have occurred or result therefrom, unless otherwise permitted expressly under the terms of such Subordinations Agreement.
          9.11 Transactions with Affiliates. Except as expressly permitted under this Agreement, and except for the Management Agreements and payment of the fee permitted by the terms of the Management Agreements, and the Borrower Cash Management Program, the Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, however, except as otherwise expressly restricted under this Agreement, that the Borrower may transfer cash or property to Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.
          9.12 Financial Ratios. Commencing with the Fiscal Quarter ending March 31, 2011 and continuing thereafter:
          (a) Minimum EBITDAR. The consolidated Borrower shall not permit its EBITDAR to be less than $3,300,000, measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period; provided, Administrative Agent acknowledges the minimum EBITDAR herein will need to be adjusted to a mutually acceptable dollar amount as a result of any HUD Financing in accordance with Section 6.8.
          (b) Minimum Fixed Charge Coverage Ratio. The Guarantor shall not permit its Fixed Charge Coverage Ratio to be less than 1.05 to 1.00, measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period.

          (c) Minimum Adjusted EBITDA. The Guarantor shall not permit its Adjusted EBITDA to be less than Ten Million and No/100 Dollars ($10,000,000.00), measured as of the last day of each Fiscal Quarter for the trailing twelve (12) month period.
          (d) Guarantor’s Cash Balance. The Guarantor shall not permit its Cash Balance (as defined below), tested as of the last day of each month, to be less than Four Million Dollars ($4,000,000); provided, a violation of this requirement for any month may be cured within fifteen (15) days of the last day of such month and will not constitute an Event of Default unless not cured by such day. As used in this Section, the term “Cash Balances” means the aggregate amount of unrestricted cash of Guarantor collectively on deposit with PrivateBank. For the avoidance of doubt, (x) cash deposits contained in any escrow, pledged, hypothecated, assigned or restricted accounts shall not be included in the calculation of the Cash Balance; and (y) any draws on the Revolving Loan Commitment (as defined in the Revolving Loan Agreement) deposited in any account ultimately controlled by the Guarantor shall also not be included in the calculation of Cash Balance.
The Borrower and the Guarantor acknowledge and agree that the calculation and computation of the foregoing financial ratios and covenants shall be pursuant to and in accordance with the last sentence of Section 8.1(e) hereof.
Administrative Agent, Lenders, Borrower and Guarantor acknowledge and agree that for purposes of the calculation and computation of the foregoing financial ratios and covenants in subparagraphs (b), (c) and (d), the terms “Minimum EBITDAR” and “Fixed Charge Coverage Ratio,” together with the terms “EDITDAR,” “EDITDA,” “Adjusted EBITDA,” “Adjusted EBITDAR,” “Capital Expenditures,” “Net Capital Expenditures” and “Fixed Charges” for purposes of this Section, shall all be as defined, calculated and measured in the Revolving Loan Agreement, on a consolidated basis, for all Borrowers thereunder.
          9.13 Change in Nature of Business. Borrower shall not engage, directly or indirectly, in any business other than owning, operating and/or leasing the Property to the Operators and matters incidental or directly related thereto.
          9.14 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, or that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due, nor shall the Borrower’s bylaws, articles of incorporation, operating agreement, partnership agreement or other governing document (each a “Governing Document”), as applicable, be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party, or that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests or rights under this Agreement and the other Financing Agreements to which Borrower is a party or the likelihood that the Liabilities will be paid in full when due; provided, prior to any amendment or modification of any of the Borrower’s Governing Documents, the Borrower

shall furnish a correct and complete copy of any such proposed amendment or modification to the Administrative Agent.
          9.15 Blocked Accounts and Lock Box Accounts. The Borrower shall not establish or open any blocked account or any lock box accounts after the Closing Date unless in favor of and with the Administrative Agent.
          9.16 Amendments to Restricted Agreements. The Borrower shall not amend, modify or supplement any Restricted Agreement, in any manner that would or is reasonably likely to adversely affect the Administrative Agent’s or any Lender’s interests under this Agreement and the other Financing Agreements to which Borrower is a party, without the Administrative Agent’s prior written consent. Within three (3) Business Days after entering into any non-adverse amendment, modification or supplement to any Restricted Agreement, the Borrower Agent shall deliver to the Administrative Agent a complete and correct copy of such amendment, modification or supplement.
          9.17 State of Incorporation or Formation. The Borrower shall not change its state of incorporation or formation, as applicable, from that set forth on Schedule 1 hereto.
          9.18 Environmental. Except as to environmental conditions for which it is not responsible pursuant to any Commercial Lease, the Borrower shall not permit the Property or any portion thereof to be involved in the use, generation, manufacture, storage, disposal or transportation of Hazardous Substances except in compliance in all material respects with all Environmental Laws.
          9.19 Fiscal Year. The Borrower shall not change its Fiscal Year.
          9.20 Restrictions on Fundamental Changes. Without duplication of any of the foregoing, Borrower shall not:
               (1) except as expressly permitted in accordance with Section 9.3 hereof, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);
               (2) except as required upon the termination of a Commercial Lease, transfer, assign, convey or grant to any other Person, other than another Borrower, the right to operate or control any Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise;
               (3) without providing Administrative Agent with thirty (30) days’ prior written notice, change its legal name (and Borrower shall provide Administrative Agent with, at Borrower’s sole cost and expense, such amendment and financing statements and other documents as Administrative Agent shall reasonably request in connection with such contemplated change);
               (4) except as expressly permitted in accordance with Section 9.3 hereof, suffer or permit to occur any change in the legal or beneficial ownership of the capital stock, partnership interests or membership interests, or in the capital structure, or any material change in the organizational documents or governing documents, of Borrower;

               (5) change the licensed operator, manager or property manager for any Property; or
               (6) consent to or acknowledge any of the foregoing.
          9.21 Margin Stock. Borrower shall not carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.
          9.22 Truth of Statements and Certificates. Borrower shall not furnish to the Administrative Agent or any Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.
     The Borrower agrees that compliance with this Article 9 is a material inducement to the Lenders’ advancing credit under this Agreement. The Borrower further agrees that in addition to all other remedies available to the Administrative Agent and the Lenders, the Administrative Agent and Lenders shall be entitled to specific enforcement of the covenants in this Article 9, including injunctive relief.
          9.23 Commercial Leases. Without the prior written consent of Administrative Agent, which consent will not unreasonably be withheld: (a) Borrower shall not enter into any Commercial Lease as to which a Borrower would be the lessee; (b) no Person shall be the Operator of the Facility other than Borrower; and (c) no Operating Lease will be entered into between Borrower and any Operator of the Facilities.
     10. HEALTH CARE MATTERS.
     Without limiting the generality of any representation or warranty made in Article 7 or any covenant made in Articles 8 or 9, each Borrower represents and warrants on a joint and several basis to and covenants with the Administrative Agent and each Lender, that:
          10.1 [Intentionally Omitted].
          10.2 Certificate of Need. If required under applicable Law, each Borrower has and shall maintain in full force and effect a valid certificate of need (“CON”) or similar certificates, license, permit, registration, certification or approval issued by the State Regulator for the requisite number of beds in each Property (the “Licenses”). Borrower shall cause to be operated the Location and the Property in a manner such that the Licenses shall remain in full force and effect at all times, except to the extent the failure to do so would not cause a Material Adverse Effect or a material adverse effect on the prospects of the Borrowers on a consolidated basis. True and complete copies of the Licenses have been delivered to Administrative Agent.
          10.3 Licenses. The Licenses: (i) are and shall continue in full force and effect at all times throughout the term of this Agreement and are and shall be free from restrictions or known conflicts which would materially impair the use or operation of any Property for its current use, and if any Licenses become provisional, probationary, conditional or restricted in any way (collectively “Restrictions”), Borrower shall take or cause to be taken prompt action to correct such Restrictions; (ii) may not be, and have not been, and will not be transferred to any location other than the Property; and (iii) have not been and will not be pledged as collateral security for any other loan or indebtedness. Borrower shall not do (or suffer to be done) any of the following:
               (1) Rescind, withdraw, revoke, amend, modify, supplement, or otherwise alter the nature, tenor or scope of the Licenses for any Property without Administrative Agent’s prior written consent;
               (2) Amend or otherwise change any Property’s licensed beds capacity and/or the number of beds approved by the State Regulator without Administrative Agent’s prior written consent; or
               (3) Replace, assign or transfer all or any part of any Property’s beds to another site or location (other than to any other Property) without Administrative Agent’s prior written consent.
     11. DEFAULT, RIGHTS AND REMEDIES OF THE ADMINISTRATIVE AGENT.
          11.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:
               (1) the Borrower fails to pay (i) any principal or interest payable hereunder or under the Term Loan Note on the date due, declared due or demanded (including, without limitation, any amount due under Section 2.15); or (ii) any other amount payable to the Administrative Agent or any Lender under this Agreement or under any other Financing Agreement to which the Borrower is a party (including, without limitation, the Term Loan Notes) within five (5) calendar days after the date when any such payment is due and, with respect to clause (ii) only, such failure is not cured within five (5) calendar days after notice to Borrower by Administrative Agent;
               (2) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements set forth in (i) Sections 8.5, 8.6, 8.7, 8.9, 8.11, 8.12, or Section 8.17 hereof, (ii) any Section of Article 9 hereof (other than Section 9.18 hereof), or (iii) any Section of Article 10 hereof and, with respect to such Sections in Article 10 only, such failure or neglect shall continue for a period of five (5) calendar days after the earlier of (1) the date the Borrower actually knew of such failure or neglect and (2) notice to the Borrower by the Administrative Agent.
               (3) the Borrower fails or neglects to perform, keep or observe any of the covenants, conditions, promises or agreements contained in this Agreement (which is not otherwise specifically referenced in this Section 11.1) and such failure or neglect shall continue for a period of thirty (30) calendar days after the earlier of (i) the date the Borrower actually knew of such failure or neglect and (ii) notice to the Borrower by the Administrative Agent;

               (4) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Administrative Agent or any Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified;
               (5) a judgment, decree or order requiring payment in excess of Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against the Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment, decree or order for which the Borrower is fully insured and with respect to which the insurer has admitted liability, or such judgment, decree or order is being contested or appealed by appropriate proceedings;
               (6) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (f) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided the Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;
               (7) any material portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;
               (8) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, including Guarantor, and any such proceeding is not dismissed within sixty (60) days of the date of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, including Guarantor, or the Borrower or any guarantor of the Liabilities, including Guarantor, makes an assignment for the benefit of creditors, or the Borrower or any guarantor of the Liabilities, including Guarantor, takes any action to authorize any of the foregoing;
               (9) except as permitted for an Inactive Subsidiary, the Borrower or Guarantor voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated; provided that in the case of an administrative dissolution or revocation of existence for failure to file the proper reports or returns with the applicable governmental authorities, no Event of Default shall be deemed to have occurred if an application for reinstatement is (i) filed promptly (but in any event, within fifteen (15) calendar days) upon Guarantor or Borrower receiving notice of such dissolution or revocation from the applicable governmental authority and (ii) diligently pursued to completion (if reasonably capable of being completed), as determined by the Administrative Agent in its sole and absolute discretion;
               (10) the Credit Parties, taken as a whole, fail, at any time, to be Solvent;
               (11) the Borrower or any guarantor of the Liabilities, including Guarantor, is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;
               (12) a breach by the Borrower shall occur under any agreement, document or instrument (other than an agreement, document or instrument evidencing the lending of money), whether heretofore, now or hereafter existing between the Borrower and any other Person and the effect of such breach if not cured within any applicable cure period will or is likely to have or create a Material Adverse Effect;
               (13) the Borrower shall fail to make any payment due on any other obligation for borrowed money or shall be in breach of any agreement evidencing the lending of money and the effect of such failure or breach if not cured within any applicable cure period would be to permit the acceleration of any obligation, liability or indebtedness in excess of Five Hundred Thousand Dollars ($500,000);
               (14) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty, unless (i) such actions are being contested or appealed in good faith by appropriate proceedings, (ii) the potential forfeiture has been stayed during the pendency of such proceedings, and (iii) no Medicare or Medicaid reimbursement obligations are materially adversely affected by such proceedings;
               (15) Guarantor shall at any time after the Closing Date have voting power over less than one hundred percent (100%) of the issued and outstanding Stock of Diversicare Management Services Co., or directly or indirectly of the Pledgor;
               (16) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (subject only to the Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;
               (17) any breach, non-compliance, default or event of default shall occur under or pursuant to any Subordination Agreement, or any other Financing Agreement (including, without limitation, the Guaranty, any Hedging Agreement and each Pledge Agreement) by any party thereto (other than by the Administrative Agent), and the same is not cured or remedied within any applicable cure period, provided that if such default or event of default, breach, noncompliance or default, requires the giving of notice by Administrative Agent to any party in addition to or other than Borrower, Administrative Agent shall have provided Borrower with such notice at the same time as it provides such notice to such other party;
               (18) [Intentionally Omitted];
               (19) institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a Lien under ERISA, which Lien is not fully discharged within fifteen (15) days;
               (20) a Material Adverse Change shall occur;
               (21) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Financing Agreements, the legality or the enforceability of any of the Liabilities or the perfection or priority of any Lien granted to the Administrative Agent;
               (22) Guarantor shall revoke or attempt to revoke, terminate or contest its obligations under the Guaranty, or the Guaranty or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
               (23) Pledgor shall revoke or attempt to revoke, terminate or contest in any way the Pledge Agreement, or any provision thereof shall cease to be in full force and effect in accordance with its terms and provisions;
               (24) Borrower shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to have or result in a Material Adverse Effect;
               (25) there shall occur with respect to the Operator of any Location any Medicare or Medicaid survey deficiencies at Level I, J, K, L or worse (i) which deficiencies are not cured within the amount of time permitted by the applicable reviewing agency; (ii) which result in the imposition by any Government Authority or the applicable state survey agency of sanctions in the form of either a program termination, temporary management, denial of payment for new admission (which continues for thirty (30) days or more or pertains to more than one Location) or facility closure and (iii) which sanctions could have a Material Adverse Effect as determined by Administrative Agent in its reasonable discretion. Upon the occurrence of such event, Borrower shall submit to Administrative Agent its plan of correction for dealing with such event, and shall periodically review its progress under the plan of correction with Administrative Agent. Provided that Administrative Agent remains satisfied with the progress under the plan of correction, then such Event shall not be an Event of Default unless formal notice is given by Administrative Agent to Borrower;

               (26) a state or federal regulatory agency shall have revoked any license, permit, certificate or Medicaid or Medicare qualification pertaining to the Property or any Location, regardless of whether such license, permit, certificate or qualification was held by or originally issued for the benefit of Borrower, a tenant or any other Person, the revocation of which could reasonably be expected to have a Material Adverse Effect;
               (27) any material default by Borrower under the terms of any material Lease following the expiration of any applicable notice and cure period (if any);
               (28) William R. Council III or L. Glynn Riddle, Jr. shall not be senior officers of the Borrower and devote significant time and energy to the business of the Borrower; provided, however, it shall not constitute an Event of Default if any such individual shall fail for any reason to be a senior officer of the Borrower or fail to devote significant time and energy to the business of the Borrower, and such individual shall be promptly replaced by the Borrower, whether on an interim or permanent basis, with an individual with substantially similar skills and experience (but in no event later than within 90 calendar days of the former individual’s resignation, termination, permanent disability or death) and otherwise acceptable to the Administrative Agent in its reasonable and good faith determination;
               (29) any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Credit Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision; or
               (30) an “Event of Default” shall occur under or pursuant to the Revolving Loan Agreement or any Affiliate Revolving Loan Financing Agreement.
     Notwithstanding the foregoing, in the situations described in clauses (l), (t), (x) and (z), above, where an Event of Default is triggered by the occurrence of a Material Adverse Change or a Material Adverse Effect, events which could reasonably be expected to have or result in a Material Adverse Effect or Material Adverse Change, such occurrence shall not be deemed to be an Event of Default hereunder provided that Borrower shall within forty-eight (48) hours after the occurrence thereof submit to Administrative Agent in writing a plan of correction for dealing with such Material Adverse Change or Material Adverse Effect that is acceptable to Administrative Agent in its sole and absolute discretion, and, if such plan of correction is so acceptable, for so long as Administrative Agent remains satisfied in all respects with the progress under such plan of correction and until written notice that Administrative Agent is not so satisfied is given by Administrative Agent to Borrower.
          11.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 11.1(h), (i), or (j), the Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence of any other Event of Default, the Administrative Agent may at its sole option (or, upon written request of Required Lenders shall) declare the Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Administrative Agent (or, upon written request of Required Lenders shall), and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Commitment shall immediately terminate.
          11.3 Rights and Remedies Generally.
               (1) Upon the occurrence of any Event of Default, the Administrative Agent and Lenders shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by Laws, including, without limitation, the right of Administrative Agent to sell, assign, or lease any or all of the Collateral. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Administrative Agent, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loan may be applied by the Administrative Agent to any Liabilities in such order of application and in such amounts as the Administrative Agent shall deem appropriate in its discretion (subject to Section 12.8). Borrower waives any right it may have to require the Administrative Agent to pursue any Person for any of the Liabilities.
               (2) Upon notice to Borrower after an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Administrative Agent and make it available to Administrative Agent at any location designated by Administrative Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Administrative Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Administrative Agent after an Event of Default may be for cash, credit or any combination thereof, and the Administrative Agent (on behalf of Lenders and itself) may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Administrative Agent may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Administrative Agent shall have the right after an Event of Default to conduct such sales on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Administrative Agent may see fit.
          11.4 Entry Upon Premises and Access to Information. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Administrative Agent or any agent of the

Administrative Agent, for such time as the Administrative Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and subject to the privacy requirements and regulations of HIPPA and of any applicable state or federal patients bill of rights, to use all of the foregoing and the information contained therein in any manner the Administrative Agent deems appropriate. Upon the occurrence of any Event of Default, the Administrative Agent shall have the right to receive, open and process all mail addressed to the Borrower and relating to the Collateral.
          11.5 Sale or Other Disposition of Collateral by the Administrative Agent. Any notice required to be given by the Administrative Agent of a sale, lease or other disposition or other intended action by the Administrative Agent, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Administrative Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Administrative Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Administrative Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Administrative Agent’s Liens in the Collateral until the Liabilities are fully paid in cash. The Borrower agrees that the Administrative Agent has no obligation to preserve rights to the Collateral against any other Person. If and to the extent applicable, the Administrative Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade styles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Administrative Agent’s benefit until the Liabilities of the Borrower are paid in full in cash. Borrower covenants and agrees not to interfere with or impose any obstacle to Administrative Agent’s exercise of its rights and remedies with respect to the Collateral.
          11.6 Waivers (General).
               (1) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable Law, Borrower hereby waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Agreements, the Term Loan Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent or any Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent and Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choice and decision with respect to this Agreement, the other Financing Agreements and the transactions evidenced hereby and thereby.
               (2) Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Administrative Agent; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Administrative Agent with respect to the payment or other provisions of this Agreement, the Term Loan Notes, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other tax; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
               (3) Each and every covenant and condition for the benefit of Administrative Agent and Lenders contained in this Agreement and the other Financing Agreements may be waived by Administrative Agent. Any forbearance by Administrative Agent in exercising any right or remedy under any of the Financing Agreements, or otherwise afforded by applicable Law, including any failure to accelerate the Stated Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Term Loan Note or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Agreements. Administrative Agent’s acceptance of payment of any sum secured by any of the Financing Agreements after the due date of such payment shall not be a waiver of Administrative Agent’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Administrative Agent shall not be a waiver of Administrative Agent’s right to accelerate the maturity of the Loan, nor shall Administrative Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive Borrower’s or Guarantor’s default in payment of sums secured by any of the Financing Agreements.
               (4) Without limiting the generality of anything contained in this Agreement or the other Financing Agreements, Borrower agrees that if an Event of Default is continuing (i) Administrative Agent is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Collateral and any other properties owned by Borrower and the Financing Agreements and other security instruments or agreements securing the

Liabilities has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Liabilities.
               (5) Nothing contained herein or in any other Financing Agreement shall be construed as requiring Administrative Agent to resort to any part of the Collateral for the satisfaction of any of Borrower’s obligations under the Financing Agreements in preference or priority to any other Collateral, and Administrative Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrower’s obligations under the Financing Agreements. In addition, Administrative Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Agreements then due and payable as determined by Administrative Agent in its sole discretion, including, without limitation, the following circumstances: (i) if Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) if Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Term Loan Notes, Administrative Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Term Loan Note as Administrative Agent may accelerate and such other sums secured by one or more of the Financing Agreements as Administrative Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Agreements to secure payment of sums secured by the Financing Agreements and not previously recovered.
               (6) To the fullest extent permitted by Law, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to Borrower which would require the separate sale of any of the Collateral or require Administrative Agent to exhaust its remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent, the foreclosure and sale either separately or together of each part of the Collateral.
          11.7 Waiver of Notice. UPON THE OCCURRENCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE ADMINISTRATIVE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.
          11.8 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Agreements, Administrative Agent may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each

Credit Party waives the requirement of the posting of any bond in connection with such injunctive relief.
          11.9 Marshalling; Recourse to Borrower. Administrative Agent shall have no obligation to marshal any assets in favor of any Credit Party, or against or in payment of any of the other Liabilities or any other obligation owed to the Administrative Agent and Lenders by any Credit Party. Notwithstanding anything to the contrary contained herein or in any other Financing Agreement, the Loan and other Liabilities shall be fully recourse to Borrower, and Administrative Agent shall be authorized, in its sole and absolute discretion, to enforce any or all of its remedies hereunder against Borrower, including all present and future revenue and assets of Borrower, whether or not such assets have been pledged as collateral for the Loan.
          11.10 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.
     12. MISCELLANEOUS.
          12.1 Waiver; Amendment. The Administrative Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Administrative Agent thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Administrative Agent or the Lenders, as applicable, of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Administrative Agent unless such suspension or waiver is in writing signed by an officer of the Administrative Agent, and directed to the Borrower specifying such suspension or waiver.
          Except as otherwise set forth herein, no amendment or modification or waiver of, or consent with respect to (as reasonably determined by Administrative Agent) any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and either (i) Required Lenders, or (ii) Administrative Agent with a certification that consent from the Required Lenders has been obtained, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding anything contained herein to the contrary, no amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender, as applicable, (b) extend the date scheduled for payment of any principal (exclusive of mandatory prepayments) of or interest on the Loan or any fees payable hereunder without the written consent of each Lender directly affected thereby, (c) extend the Stated Maturity Date of the Loan without the written consent of all Lenders (except in accordance with the terms of this Agreement), (d) reduce the principal amount of the Loan, the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby (except for any periodic adjustments of interest rates and fees as provided for in this Agreement), or (e) release any party from its obligations under any guaranty at any time hereafter provided, if any, or all or substantially all of the Collateral granted hereunder or under any of the Financing Agreements (except as otherwise specifically permitted or provided in this Agreement), change the definition of Required Lenders, any provision of this Section 12.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case with respect to this subsection (e), the written consent of all Lenders, or (f) waive any material condition set forth in Section 5 without the prior written consent of each Lender directly affected thereby. No provision in this Agreement with respect to the timing or application of mandatory prepayments of the Loan shall be amended, modified or waived without the consent of Required Lenders. No provision of Section 13 or other provision of this Agreement affecting Administrative Agent as such shall be amended, modified or waived without the prior written consent of Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
          12.2 Costs and Attorneys’ Fees.
               (1) Borrower agrees to jointly and severally pay on demand all of the costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of the Administrative Agent’s counsel, all UCC tax, lien, judgment, pending suit, and bankruptcy search fees and costs, UCC filing fee and costs, recording, filing and registration fees and charges, mortgage or documentary taxes, all costs of Intralinks or other similar transmission system, if applicable, all corporate search fees and certified documents, all financial and legal due diligence expenses, all audit, field exam and appraisal costs and fees, costs incurred by Administrative Agent in connection with travel expenses of its associates, background checks on members of management of Borrower, and real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement, the other Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any other Financing Agreement or in connection herewith or therewith. Borrower further agrees that the Administrative Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loan or debit such amounts from the operating accounts of Borrower maintained with the Administrative Agent.
               (2) The costs and expenses that the Administrative Agent and Lenders incur in any manner or way with respect to the following shall be part of the Liabilities, payable by Borrower jointly and severally on demand if at any time after the date of this Agreement the Administrative Agent or any Lender: (i) employs counsel in good faith for advice or other representation, (ii) with respect to the amendment, modification or enforcement of this Agreement or the other Financing Agreements, or with respect to any Collateral securing the Liabilities hereunder, (iii) to represent the Administrative Agent and Lender in any work-out or any type of restructuring of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Administrative Agent, Lenders, Borrower or any other Person) in any way or respect relating to this Agreement, the other Financing Agreements, Borrower’s affairs or any Collateral hereunder or (iv) to enforce any of the rights of the Administrative Agent or Lenders with respect to Borrower provided in this Agreement, under any of the other Financing Agreements, or otherwise (whether at law or in equity) (including any foreclosure sale, deed in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement); (v) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any Collateral hereunder; and/or (vi) seeks to enforce or enforces any of the rights and remedies of the Administrative Agent or Lenders with respect to Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; long distance telephone charges; and courier and telecopier charges.
               (3) Borrower further agrees to pay, and to save the Administrative Agent and Lenders harmless from all liability for, any documentary stamp tax, intangible tax, or other stamp tax or taxes of any kind which may be payable in connection with or related to the execution or delivery of this Agreement, the other Financing Agreements, the borrowing hereunder, the issuance of the Term Loan Note or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that Borrower shall not be liable for Administrative Agent’s or any Lender’s income tax liabilities.
               (4) All of the Borrower’s obligations provided for in this Section 12.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loan or any termination of this Agreement or any Financing Agreements.
          12.3 Expenditures by the Administrative Agent. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Administrative Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Administrative Agent and Lenders, as applicable) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.
          12.4 Custody and Preservation of Collateral. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Administrative Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Administrative Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.
          12.5 Reliance by the Lenders. The Borrower acknowledges that the Lenders and Administrative Agent, in entering into this Agreement and agreeing to make the Loan to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Administrative Agent and Lenders in connection herewith (including, without limitation, all financial information and data).
          12.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of Administrative Agent and Required Lenders. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Administrative Agent and (subject to Section 12.15 hereof) the Lenders.
          12.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          12.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence of a Default or an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Administrative Agent or any Lender from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that any and all payments so received shall be applied in the following manner:
          First, to payment of that portion of the Liabilities constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent) payable to Administrative Agent;
          Second, to payment of that portion of the Liabilities constituting fees, indemnities and other amounts (other than principal and interest) payable to PrivateBank and the other Lenders (including fees, charges and disbursements of counsel to the respective Lenders), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
          Third, to payment of that portion of the Liabilities constituting accrued and unpaid interest on the Loan and other Liabilities, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Liabilities constituting unpaid principal of the Loan, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
          Last, to all other Liabilities, and then, after all such Liabilities have been indefeasibly paid in full in cash, any balance to the Borrower or as otherwise required by applicable law.
          12.9 Payments Set Aside. To the extent that the Borrower makes a payment or payments to the Administrative Agent or Lenders or the Administrative Agent or Lenders enforce their respective Liens or exercises their respective rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
          12.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. At such time as all of the Liabilities shall have been indefeasibly paid in full in cash and this Agreement shall terminate in accordance with its terms, the Administrative Agent will, upon Borrower’s written request and at the Borrower’s cost and expense, timely file all Uniform Commercial Code termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Administrative Agent (for the ratable benefit of Lenders and Administrative Agent).
          12.11 Continuing Effect; Inconsistency. This Agreement, the Administrative Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Lenders and Administrative Agent, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. The relationship between Administrative Agent and Lenders on the one hand and Borrower on the other hand shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Administrative Agent or any Lender to Borrower or any other party. In exercising its rights hereunder and under any other Financing Agreements or taking any actions herein or therein, Administrative Agent and Lenders may act through its respective employees, agents or independent contractors as authorized by Administrative Agent or such Lender.
          12.12 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified U.S. mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid nationally recognized overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:
(1) If to the Administrative Agent, at:
The PrivateBank and Trust Company
120 South LaSalle Street
Chicago, Illinois 60603
Attention: Adam Panos
Telephone No.: 312-564-1278
Facsimile No.: 312-564-6889
With a copy to:
Duane Morris LLP
190 South LaSalle Street — Suite 3700
Chicago, Illinois 60603
Attention: Brian P. Kerwin
Telephone No: 312-499-6737
Facsimile No: 312-499-6701
(2) If to the Borrower or Borrower Agent, at:
Advocat Inc.
1621 Galleria Boulevard
Brentwood, Tennessee 37027
Attention: Glynn Riddle
Telephone No.: 615-771-7575
Facsimile No.: 615-771-7409
With a copy to:
Harwell Howard Hyne Gabbert & Manner
315 Deaderick Street, Suite 1800
Nashville, Tennessee 37238
Attention: John N. Popham IV
Telephone No.: 615-251-1093
Facsimile No.: 615-251-1059

               (c) If to Lenders, as identified on Annex A hereto.
If mailed, notice shall be deemed to be given three (3) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered. If any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice.
          12.13 Equitable Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Administrative Agent and Lenders; therefore, the Borrower agrees that the Administrative Agent and Lenders, if the Administrative Agent or Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
          12.14 Entire Agreement. This Agreement, together with the Financing Agreements (and, as applicable, the Revolving Loan Agreement) executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter). Notwithstanding anything to the contrary contained in this Agreement, Borrower is and shall be required to observe, perform and comply with each of the terms, representations, warranties, covenants, conditions and provisions set forth in the Revolving Loan Agreement applicable to Borrower and such terms, representations, warranties, covenants, conditions and provisions are hereby incorporated into this Agreement by this reference thereto.
          12.15 Participations and Assignments. (a) Any Lender may at any time assign to one or more Persons (other than (i) a natural person or (ii) any Defaulting Lender or its wholly-owned subsidiaries) (any such Person, an “Assignee”) all or any portion of such Lender’s Pro Rata Share of the Loan, with the prior written consent of Administrative Agent, and, so long as no Event of Default has occurred and is continuing, Borrower (all of which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required for an assignment by a Lender to another Lender or an Affiliate of a Lender). Except as Administrative Agent may otherwise agree (and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents in writing, which consent shall not be unreasonably withheld, conditioned or delayed), any such assignment shall be in a minimum aggregate amount equal to Five Million Dollars ($5,000,000) or, if less, the remaining Loan held by the assigning Lender. Borrower and Administrative Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Administrative Agent shall have received and accepted an effective assignment agreement in substantially the form of Exhibit B hereto (an “Assignment Agreement”) executed, delivered and fully completed by the applicable parties thereto and a processing fee of Five Thousand Dollars ($5,000). No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Sections 3.1 or 3.3 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 12.15 shall be treated as the sale of a participation hereunder. Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three (3) Business Days after notice thereof. Notwithstanding the foregoing, no consent of Borrower or Administrative Agent shall be required for any assignment to a Lender or an Affiliate of a Lender (provided that no assignment shall be made to any Defaulting Lender or its wholly-owned subsidiaries).
          (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Term Loan Note in the principal amount of the Assignee’s Term Loan Commitment (and, as applicable, a Term Loan Note in the principal amount of the Term Loan Commitment retained by the assigning Lender). Each such Term Loan Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Term Loan Note, the assigning Lender shall return to Borrower any prior Term Loan Note held by it.
          (c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and applicable promissory note to secure obligations of such Lender, including any pledge or assignment to secure obligations to any Federal Reserve Bank (including as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank), and such Loan(s) and promissory note(s) shall be fully transferable as provided therein, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (d) Subject to the last sentence in Section 13.9, any Lender may at any time (without any required consent) sell to one or more Persons (other than (i) a natural person or (ii) a Defaulting Lender or its wholly-owned subsidiaries) participating interests in its respective Loan or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations under this Agreement shall remain unchanged for all purposes, (b) Administrative Agent and Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights under this Agreement except with respect to any event described in Section 12.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Borrower agrees that if amounts outstanding under this

Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.13(d). Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1 or 3.3 as if it were a Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Sections 3.1 or 3.3 than would have been paid to the participating Lender on such date if no participation had been sold and that each Participant complies with Section 3.3 as if it were an Assignee).
          (d) Administrative Agent will maintain a copy of each Assignment Agreement delivered and accepted by it and register (the “Register”) for the recordation of names and addresses of Lenders, the Term Loan Commitment Percentage of each Lender and the portion of the Loan of each Lender and whether such Lender is the original Lender or the Assignee. No assignment shall be effective unless and until the Assignment Agreement is accepted and registered in the Register. All records of transfer of a Lender’s interest in the Register shall be conclusive, absent manifest error, as to the ownership of the interests in such Loan. Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register. Upon the reasonable written request of Borrower, Administrative Agent will furnish a copy of the Register to the Borrower Agent or Borrower (at the cost, if any, to Borrower).
          12.16 Indemnity. The Borrower agrees to jointly and severally defend, protect, indemnify and hold harmless the Administrative Agent, each Lender and each and all of their respective officers, directors, employees, attorneys, affiliates, and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), claim, cause of action, judgment, suit, action or proceeding, which may ever be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loan (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loan hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder with respect to matters caused by or resulting from the gross negligence, willful misconduct or illegal activity of such Indemnified Party. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 12.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR TO ANY OTHER PARTY TO ANY FINANCING AGREEMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
          12.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loan and the repayment of the Liabilities hereunder.
          12.18 Counterparts. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.
          12.19 Limitation of Liability of Administrative Agent and Lenders. It is hereby expressly agreed that:
               (1) Administrative Agent and Lenders may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Administrative Agent and Lenders shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;
               (2) Administrative Agent and Lenders shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Administrative Agent’s and Lender’s gross negligence, willful misconduct or illegal activity. Without limiting the generality of the foregoing, Administrative Agent and Lenders shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

               (3) Administrative Agent and Lenders shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.
          12.20 Borrower Authorizing Accounting Firm. Borrower shall authorize its accounting firm and/or service bureaus to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Borrower authorizes Administrative Agent to contact directly any such accounting firm and/or service bureaus to obtain such information.
          12.21 Joint and Several Liability; Binding Obligations.
               (1) Borrower is defined collectively to include all Persons constituting the Borrower; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising the Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, the Lender shall make such determination. Each Person comprising Borrower shall be jointly and severally liable for all of the liabilities and obligations of Borrower under this Agreement, regardless of which of the Borrowers actually receives the proceeds of the Loan hereunder, or the manner in which the Borrowers, or the Administrative Agent or Lenders accounts therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article XI of this Agreement are to be applied to each individual Person comprising the Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article XI of this Agreement as to any Person comprising the Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising the Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).
               (2) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Loan with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Agreements as well as permit the cross-collateralization and cross-default with the Affiliate Term Loan Liabilities, Term Loan Agreement and Affiliate Term Loan Financing Agreements as contemplated hereunder.
               (3) The Administrative Agent and the Lenders have advised the Borrowers that the Administrative Agent and the Lenders are unwilling to enter into this Agreement and the other Financing Agreements and make available the Loan extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Liabilities of each other Borrower under this Agreement and other Financing Agreements. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce the Lenders to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Loan and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loan would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting the Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the other Financing Agreements. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising the Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loan actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.
               (4) Each Borrower has determined that it has and, after giving effect to the transactions contemplated by this Agreement and the other Financing Agreements (including, without limitation, the inter-Borrower arrangement set forth in this Section) will have, assets having a fair saleable value in excess of the amount required to pay its probable liability on its existing debts as they fall due for payment and that the sum of its debts is not and will not then be greater than all of its property at a fair valuation, that such Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature and that the value of the benefits to be derived by such Borrower from the access to funds under this Agreement (including, without limitation, the inter-Borrower arrangement set forth in this Section) is reasonably equivalent to the obligations undertaken pursuant hereto.
               (5) The Borrower Agent (on behalf of each Borrower) shall maintain records specifying (a) all Liabilities incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Liabilities and (d) all inter-Borrower obligations pursuant to this Section. The Borrower Agent shall make copies of such records available to the Administrative Agent, upon request.
               (6) To the extent that applicable Law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.
               (7) To the extent that any Borrower shall make a payment under this Section of all or any of the Liabilities (a “Joint Liability Payment”) which, taking into account all other Joint Liability Payments then previously or concurrently made by any other Borrower, exceeds the amount which such Borrower would otherwise have paid if each Borrower had paid the aggregate Liabilities satisfied by such Joint Liability Payments in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Joint Liability Payments) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Joint Liability Payments, then, following indefeasible payment in full in cash of the Liabilities and termination of the Loan, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Joint Liability Payments. As of any date of determination, the “Allocable Amount” of any Borrower shall be equal to the maximum amount of the claim which could then be recovered from such Borrower under this Section without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
               (8) The term “Borrower” as used herein shall mean either one or more particular Borrowers or all of the Borrowers collectively as the Administrative Agent shall determine in its sole and absolute good faith discretion.
               (9) [Intentionally Omitted.]
               (10) [Intentionally Omitted.]
               (11) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Liabilities from any obligor or other action to enforce the same; (ii) the waiver or consent by Administrative Agent with respect to any provision of any instrument evidencing the Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Administrative Agent or any Lender; (iii) failure by Administrative Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Administrative Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Administrative Agent’s claim(s) for repayment of any of the Liabilities; or (vii) any other circumstance other than payment in full of the Liabilities which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.
               (12) Until all Liabilities have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.
               (13) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Administrative Agent to any one Borrower hereunder or pursuant to any Financing Agreements in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.
               (14) This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Agreements. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loan made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
               (15) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of each Borrower to which such contribution and indemnification is owing. The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable upon the full and indefeasible payment of the Liabilities and the termination of the Loan.
          12.22 Confidentiality. Borrower shall not disclose the contents of this Agreement and the other Financing Agreements to any third party (including, without limitation, any financial institution or intermediary) unless required by applicable Laws without Administrative Agent’s prior written consent, other than to Borrower’s officers, lawyers and other professional advisors on a need-to-know basis, and in connection with any filings required to be made under any applicable federal or state securities laws or regulations (“Securities Laws”). Borrower agrees to inform all such Persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person, except as required by applicable Laws, including Securities Laws.
          12.23 Fax Signatures. A signature hereto sent or delivered by facsimile or other electronic transmission shall be as legally binding and enforceable as a signed original for all purposes.
          12.24 Release. For and in consideration of the Loan hereunder, each Borrower, voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge the Administrative Agent and each Lender, and each of their respective successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association which may be responsible or liable for the acts or omissions of the Lender Parties, or who may be liable for the injury or damage resulting therefrom

(collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses, fees (including, without limitation, reasonable attorneys’ fees) and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly) relating to events occurring on or before the date of this Agreement, other than any claim as to which a final determination is made in a judicial proceeding (in which the Administrative Agent and Lenders or any of the Released Parties have had an opportunity to be heard) which determination includes a specific finding that one of the Released Parties acted in a grossly negligent manner or with actual willful misconduct. Each Borrower acknowledges that the foregoing release is a material inducement to Administrative Agent’s and each Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by the Lenders in agreeing to make the Loan hereunder.
          12.25 Time; Reliance. Time is of the essence in Borrower’s performance under this Agreement and all other Financing Agreements. Notwithstanding anything to the contrary contained in any Financing Agreement, if and to the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern.
          12.26 Relationship. The relationship between, on the one hand, the Administrative Agent and Lenders, and the Borrower, on the other hand, shall be that of creditor-debtor only. No term in this Agreement or in the other Financing Agreements and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by the Administrative Agent and Lenders to Borrower or any other party.
          12.27 Borrower Agent. Each Borrower hereby irrevocably appoints Borrower Agent as the borrowing agent and attorney-in-fact for all Borrowers which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Borrower Agent. Each Borrower hereby irrevocably appoints and authorizes the Borrower Agent (i) to provide Administrative Agent with all notices with respect to Loan obtained for the benefit of Borrower and all other notices and instructions under this Agreement, (ii) for all purposes of delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Liabilities, requests for waivers, amendments or other accommodations and/or actions under this Agreement, and to duly execute and deliver on behalf of Borrower any and all instruments, amendments, modifications, reaffirmations, agreements, certificates and documents made to, in favor of or with Administrative Agent and Lenders in connection with this Agreement or the Financing Agreements, and (iii) to take such other action as Borrower Agent deems appropriate on its behalf to obtain the Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower agrees that any notice, election, communication, representation, instrument, amendment, modification, reaffirmation, certificate, document, agreement or undertaking made on its behalf by Borrower Agent shall be legally binding upon and enforceable against each such Borrower. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and Administrative Agent and Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Administrative Agent and Lenders to do so, and in consideration thereof, but without limiting any other provision contained in this Agreement, each Borrower hereby jointly and severally agrees to indemnify Administrative Agent and each Lender and hold Administrative Agent and Lenders harmless against any and all liability, expense, loss or claim of damage or injury, made against Administrative Agent or any Lender by any Borrower or by any third party or Person whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Administrative Agent’s relying on any instructions of the Borrower Agent, or (c) any other action taken by the Administrative Agent hereunder or under the other Financing Agreements, except that Borrowers will have no liability to the Administrative Agent under this Section with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct, or illegal activity of Administrative Agent.
          12.28 Acting Through Agents. In exercising any rights under the Financing Agreements or taking any actions provided for therein, the Administrative Agent may act through its employees, agents or independent contractors as authorized by the Administrative Agent. Borrower shall authorize its accounting firm and/or service bureaus to provide Administrative Agent with such information as is requested by Administrative Agent in accordance with this Agreement. Borrower authorizes the Administrative Agent to contact directly any such accounting firm and/or service bureaus to obtain such information.
          12.29 Additional Provisions.
               (1) Consents. Each Borrower, as joint and several primary obligor of the Liabilities directly incurred by any other Borrower, authorizes Administrative Agent, without giving notice to such Borrower or to any other Borrower (to the extent permitted hereunder) or obtaining such Borrower’s consent or any other Borrower’s consent (to the extent permitted hereunder) and without affecting the liability of such Borrower for the Liabilities directly incurred by the other Borrower, from time to time to:
               (2) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Liabilities; grant other indulgences to any Borrower in respect thereof; or modify in any manner any documents relating to the Liabilities;
               (3) declare all Liabilities due and payable upon the occurrence and during the continuance of an Event of Default;
               (4) take and hold security for the performance of the Liabilities of any Borrower and exchange, enforce, waive and release any such security;

               (5) apply and reapply such security and direct the order or manner of sale thereof as Administrative Agent, in its sole discretion, may determine;
               (6) release, surrender or exchange any deposits or other property securing the Liabilities or on which Administrative Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Liabilities of any other Borrower or such Borrower; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Liabilities or release, surrender or exchange any deposits or other property of any such Person;
               (7) apply payments received by Administrative Agent from any Borrower to any Liabilities, in such order as Administrative Agent shall determine, in its sole discretion, subject to Section 12.8; and
               (8) assign this Agreement in whole or in part.
               (9) Waivers. Each Borrower, as a primary, joint and several obligor with respect to the Liabilities directly incurred by any other Borrower, hereby waives:
               (10) any defense based upon any legal disability or other defense of any other Borrower, or by reason of the cessation or limitation of the liability of any other Borrower from any cause (other than full payment of all Liabilities), including, but not limited to, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, and usury;
               (11) any defense based upon any legal disability or other defense of any other guarantor or other Person;
               (12) any defense based upon any lack of authority of the officers, directors, members, managers, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;
               (13) any defense based upon the application by any other Borrower of the proceeds of the Loan for purposes other than the purposes represented by such other Borrower to Administrative Agent or intended or understood by Administrative Agent or such Borrower;
               (14) any defense based on such Borrower’s rights, under statute or otherwise, to require Administrative Agent to sue any other Borrower or otherwise to exhaust its rights and remedies against any other Borrower or any other Person or against any collateral before seeking to enforce its right to require such Borrower to satisfy the Liabilities of any other Borrower;
               (15) any defense based on Administrative Agent’s failure at any time to require strict performance by any Borrower of any provision of the Financing Agreements. Such Borrower agrees that no such failure shall waive, alter or diminish any right of Administrative Agent thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Administrative Agent from foreclosing on any Lien, or exercising any rights available to Administrative Agent thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of such Borrower;
               (16) [intentionally omitted];
               (17) any defense based upon Administrative Agent’s election of any remedy against such Borrower or any other Borrower or any of them; any defense based on the order in which Administrative Agent enforces its remedies;
               (18) any defense based on (A) Administrative Agent’s surrender, release, exchange, substitution, dealing with or taking any additional collateral, (B) Administrative Agent’s abstaining from taking advantage of or realizing upon any Lien or other guaranty, and (C) any impairment of collateral securing the Liabilities, including, but not limited to, Administrative Agent’s failure to perfect or maintain a Lien in such collateral;
               (19) any defense based upon Administrative Agent’s failure to disclose to such Borrower any information concerning any other Borrower’s financial condition or any other circumstances bearing on any other Borrower’s ability to pay the Liabilities;
               (20) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;
               (21) any defense based upon Administrative Agent’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Bankruptcy Code §1111(b)(2) or any successor statute;
               (22) any defense based upon any borrowing or any grant of a security interest under Bankruptcy Code §364;
               (23) [intentionally omitted];
               (24) except as otherwise expressly set forth herein : notice of acceptance hereof; notice of the existence, creation or acquisition of any Liability; notice of any Event of Default; notice of the amount of the Liabilities outstanding from time to time; notice of any other fact which might increase such Borrower’s risk; diligence; presentment; demand of payment; protest; filing of claims with a court in the event of any other Borrower’s receivership or bankruptcy and all other notices and demands to which such Borrower might otherwise be entitled (and agrees the same shall not have to be made on the other Borrower as a condition precedent to such Borrower’s obligations hereunder);
               (25) [intentionally omitted];
               (26) any defense based on application of fraudulent conveyance or transfer law or shareholder distribution law to any of the Liabilities or the security therefor;

               (27) any defense based on Administrative Agent’s failure to seek relief from stay or adequate protection in any other Borrower’s bankruptcy proceeding or any other act or omission by Administrative Agent which impairs such Borrower’s prospective subrogation rights;
               (28) any defense based on legal prohibition of Administrative Agent’s acceleration of the maturity of the Liabilities during the occurrence of an Event of Default or any other legal prohibition on enforcement of any other right or remedy of Administrative Agent with respect to the Liabilities and the security therefor;
               (29) any defense available to a surety under applicable Law; and
               (30) the benefit of any statute of limitations affecting the liability of such Borrower hereunder or the enforcement hereof.
     Each Borrower further agrees that its obligations hereunder shall not be impaired in any manner whatsoever by any bankruptcy, extensions, moratoria or other relief granted to any other Borrower pursuant to any statute presently in force or hereafter enacted.
               (31) Additional Waivers. Each Borrower authorizes Administrative Agent to exercise, in its sole discretion, any right, remedy or combination thereof which may then be available to Administrative Agent, since it is such Borrower’s intent that the Liabilities be absolute, independent and unconditional obligations of such Borrower under all circumstances. Notwithstanding any foreclosure of any Lien with respect to any or all of any property securing the Liabilities, whether by the exercise of the power of sale contained therein, by an action for judicial foreclosure or by an acceptance of a deed in lieu of foreclosure, each Borrower shall remain bound under such Borrower’s guaranty of the Liabilities directly incurred by any other Borrower.
               (32) Primary Obligations. This Agreement is a primary and original obligation of each of the Borrowers and each of the Borrowers shall be liable for all existing and future Liabilities of any other Borrower as fully as if such Liabilities were directly incurred by such Borrower.
          12.30 Nonliability of Administrative Agent and Lenders. The relationship between the Borrowers on the one hand and the Administrative Agent and Lenders on the other hand shall be solely that of borrower and lender. The Administrative Agent and Lenders do not have any fiduciary relationship with or duty to any Credit Party arising out of or in connection with this Agreement or any of the other Financing Agreements, and the relationship between the Credit Parties, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. The Administrative Agent does not undertake any responsibility to any Credit Party to review or inform any Credit Party of any matter in connection with any phase of any Credit Party’s business or operations. The Borrower Agent agrees, on behalf of itself and each other Borrower, that the Administrative Agent and Lenders shall have no liability to any Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by any Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Financing

Agreements, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence, willful misconduct or illegal activity of the party from which recovery is sought. NO LENDER OR ADMINISTRATIVE AGENT SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER OR ADMINISTRATIVE AGENT HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER AGENT ON BEHALF OF ITSELF AND EACH OTHER CREDIT PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING AGREEMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Borrower and the Borrower Agent acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Financing Agreements to which it is a party. No joint venture is created hereby or by the other Financing Agreements or otherwise exists by virtue of the transactions contemplated hereby by the Administrative Agent and Lenders or among the Credit Parties and the Administrative Agent and Lenders.
          13. AGENCY.
          Administrative Agent, Lenders and Borrower agree that, except for the rights expressly granted to Borrower under Section 13.9, Borrower shall not be a party to the agreements contained in this Section 13, and shall have no obligations under this Section 13. Without limitation of the foregoing, Administrative Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Administrative Agent (except as otherwise specifically stated in this Agreement), nor shall Borrower be required to make an independent investigation of whether Administrative Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Administrative Agent may conclusively be deemed to be authorized by Lenders in accordance with this Section 13). Borrower shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Section 13.
          13.1 Appointment and Authorization. Each Lender hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Administrative Agent. The duties of Administrative Agent shall be mechanical and administrative in nature. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing Agreements with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
          13.2 Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants, independent public accountants or experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
          13.3 Exculpation of Administrative Agent. None of Administrative Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder, or be responsible for or have any duty to ascertain or verify the satisfaction of any conditions specified in this Agreement or any other Financing Agreement, except receipt of items required to be delivered to Administrative Agent. Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower or its Affiliates.
          13.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement unless it shall first receive such advice or concurrence of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of the Required Lenders or such other number or percentage of Lenders as shall be required elsewhere in this Agreement and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender. For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.
          13.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 11.2; provided that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.
          13.6 Credit Decision. Each Lender acknowledges that Administrative Agent has not made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Administrative Agent to any Lender as to any matter, including whether Administrative Agent has disclosed material information in its possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Administrative Agent.

          13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Administrative Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all liability, loss, damage, claim, demand, action, penalty, cost or expense (including, without limitation, reasonable attorneys’ fees), that Administrative Agent suffers or incurs in connection with this Agreement or any other Financing Agreement or any action taken or omitted by Administrative Agent hereunder or thereunder, provided that no Lender shall be liable for any payment to any such Person of any portion thereof to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. If any indemnity furnished to Administrative Agent for any purpose shall, in the reasonable, good faith opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional reasonable indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional reasonable indemnity is furnished. The undertaking in this Section shall survive repayment of the Loan and other Liabilities, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Administrative Agent.
          13.8 Administrative Agent in Individual Capacity. PrivateBank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Affiliates as though PrivateBank were not Administrative Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, PrivateBank or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its portion of the Loan, PrivateBank and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though PrivateBank were not Administrative Agent, and the terms “Lender” and “Lenders” include PrivateBank and its Affiliates, to the extent applicable, in their individual capacities.
          13.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders. If Administrative Agent resigns under this Agreement, Required Lenders shall, with (so long as no Default or Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to and become vested with all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 13 and Sections 12.2 and 12.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. The fees payable by Borrower to a successor agent in its capacity as such agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between Borrower and such successor.
          13.10. Collateral Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Administrative Agent under this Agreement and any other Financing Agreement (i) if all Liabilities are indefeasibly paid in full in cash; (ii) constituting property sold or to be sold or disposed of, financed or refinanced, as part of or in connection with any sale, disposition, financing or refinancing which is expressly permitted by this Agreement or the Revolving Loan Agreement at any time; or (iii) subject to Section 13.1, if approved, authorized or ratified in writing by Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement or the Revolving Loan Agreement at any time. Upon request by Administrative Agent at any time, Lenders will promptly confirm in writing Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 13.10. Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets and Collateral which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Administrative Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Administrative Agent thereof in writing, and, promptly upon Administrative Agent’s written request therefor, shall deliver such assets or Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

          13.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and attorneys and all other amounts due Lenders and Administrative Agent under this Agreement) allowed in such judicial proceedings; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and attorneys, and any other amounts due Administrative Agent under this Agreement.
     Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
          13.12 Other Agents; Arrangers and Managers. None of Lenders or other Persons identified on the facing page or signature pages of this Agreement as, if applicable, a “joint arranger,” “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “joint lead lender”, “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
          13.13 Return of Payments. If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate (as defined below). If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. As used herein, the term “Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent; provided, Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
          13.14 PrivateBank Credit Hold. As between PrivateBank and Bankers Trust Company, PrivateBank agrees to hold and maintain in its own portfolio at least fifty-one percent (51.0%) of the Term Loan Commitment until the earlier of the Stated Maturity Date (unless sooner accelerated in accordance with the terms of this Agreement) or Bankers Trust Company is no longer a Lender hereof.
          14. JURISDICTION; JURY TRIAL WAIVER
          14.1 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:
               (1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;
               (2) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (ii) THE RIGHT TO

ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE, AND (iii) ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT THERETO; AND
               (3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE LENDER SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE ADMINISTRATIVE AGENT’S OR ANY LENDER’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.
          14.2 GOVERNING LAW
          . THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
          14.3 JURY TRIAL. THE BORROWER, ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR

AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
[Signature Page Follows]

     IN WITNESS WHEREOF, this Term Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER: DIVERSICARE AFTON OAKS, LLC, a Delaware limited liability company BY: DIVERSICARE LEASING CORP., its sole member
By:	/s/ Glynn Riddle
	Name:	Glynn Riddle
	Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE BRIARCLIFF, LLC, a Delaware limited liability company BY: DIVERSICARE LEASING CORP.,its sole member
By:	/s/ Glynn Riddle
	Name:	Glynn Riddle
	Its:	Executive Vice President & Chief Financial Officer

DIVERSICARE CHISOLM, LLC, a Delaware limited liability company BY: DIVERSICARE LEASING CORP., its sole member
By:	/s/ Glynn Riddle
	Name:	Glynn Riddle
	Its:	Executive Vice President & Chief Financial Officer

Term Loan and Security Agreement

DIVERSICARE HARTFORD, LLC, a Delaware limited liability company BY: DIVERSICARE LEASING CORP., its sole member
By:	/s/ Glynn Riddle
	Name:	Glynn Riddle
	Its:	Executive Vice President & Chief Financial Officer

Acknowledged and Agreed
solely for purposes of Sections 8.9 and 9.12 hereof:
ADVOCAT INC.

By:	/s/ Matthew J. Weishaar
	Name:	Matthew J. Weishaar
	Its:	Asst Secretary

Term Loan and Security Agreement

ADMINISTRATIVE AGENT: THE PRIVATEBANK AND TRUST COMPANY, in its capacity as administrative agent
By:	/s/ Adam D. Panos
	Name:	Adam D. Panos
	Its:	Associate Managing Director

Term Loan and Security Agreement

LENDER: THE PRIVATEBANK AND TRUST COMPANY
By:	/s/ Adam D. Panos
	Name:	Adam D. Panos
	Its:	Associate Managing Director

Term Loan and Security Agreement

LENDER: BANKERS TRUST COMPANY
By:	/s/ Jon M. Doll
	Name:	Jon M. Doll
	Its:	Vice President

Term Loan and Security Agreement

LIST OF SCHEDULES AND EXHIBITS
SCHEDULES

Schedule 1	Borrowers
Schedule 1.1(a)	Facilities
Schedule 1.1(b)	Real Property
Schedule 7.8	Other Names
Schedule 7.12	Organizational Chart
Schedule 7.13	Litigation
Schedule 7.17	Environmental Matters
Schedule 7.26	Medicare and Medicaid Penalties
Schedule 7.33	Capitalization
Schedule 9.3	Requirements for Subsidiary Formation
EXHIBITS
Exhibit A       Form of Term Loan Note
Exhibit B       Form of Assignment Agreement
ANNEX
Annex A       Lenders, Term Loan Commitment Percentages, and Notice Information